EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PETMED EXPRESS, INC.,
HARRY MERGER SUB, INC.,
PETCARERX, INC.
AND
JEANETTE LOEB
(AS REPRESENTATIVE OF THE COMPANY EQUITYHOLDERS)
January 13, 2023

TABLE OF CONTENTS
i

EXHIBITS

Annex I	-	State Board of Pharmacy License and Permit Filings
Exhibit A-1	-	Accounting Principles
Exhibit A-2	-	Working Capital Schedule
Exhibit B	-	Form of Payments Agreement
Exhibit C	-	Form of Certificate of Merger
Exhibit D	-	Form of A&R Certificate of Incorporation
Exhibit E	-	Form of Escrow Agreement
Exhibit F	-	Form of Letter of Transmittal
Exhibit G	-	Form of Option Cancellation Agreement
Exhibit H	-	Form of Restrictive Covenant Agreement
Exhibit I	-	Company Knowledge

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and effective as of January 13, 2023, by and among PetMed Express, Inc., a Florida corporation (“Parent”), Harry Merger Sub, Inc., a New York corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), PetCareRx, Inc., a New York corporation (“Company”), and Jeanette Loeb (the “Appointed Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.
WHEREAS, it is proposed that, subject to the terms and conditions herein, Parent will, directly or indirectly, acquire all of the issued and outstanding shares of capital stock of Company (the “Acquisition”);
WHEREAS, prior to the date hereof, Parent has formed Merger Sub;
WHEREAS, in order to effect the Acquisition, it is proposed that on the Closing Date, Merger Sub shall, in accordance with the New York Business Corporation Law (the “NYBCL”), merge with and into Company, with Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of Parent, Merger Sub and Company have (a) approved the execution and delivery of, and their respective performance under, this Agreement and (b) resolved that the transactions contemplated by this Agreement (including the Acquisition and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the NYBCL) are advisable and in the best interests of their respective equityholders;
WHEREAS, the Company Equityholders have approved this Agreement and the Merger by written consent in accordance with the NYBCL (the “Written Consent”) and delivered a copy of the Written Consent to the secretary of Company; and
WHEREAS, to induce the other Parties hereto to enter into this Agreement and consummate the transactions contemplated hereby, the Parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:
1.DEFINITIONS
1.1Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1:
(a)“280G Shareholder Vote” has the meaning set forth in Section 7.5.
(b)“Accounting Firm” has the meaning set forth in Section 3.3(b).

(c)“Accounting Principles” means the accounting methods, assumptions, practices, principles, procedures and polices set forth on Exhibit A-1.
(a)“Acquired Company Indemnified Parties” has the meaning set forth in Section 7.3(a).
(b)“Acquisition” has the meaning set forth in the recitals.
(c)“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of: (i) the portion of the Adjustment Escrow Amount paid or payable to the Company Equityholders pursuant to this Agreement, the Consideration Schedule and the Escrow Agreement; plus (ii) the portion of the Indemnity Escrow Amount paid or payable to the Company Equityholders pursuant to this Agreement, the Consideration Schedule and the Escrow Agreement; plus (iii) any consideration paid or payable to the Company Equityholders pursuant to Section 3.3(c); plus (iv) any portion of the Agent Holdback Amount to be distributed to the Company Equityholders following the Closing pursuant to Section 14.1(c); plus (v) any other consideration paid or payable to the Company Equityholders pursuant to this Agreement (other than the Closing Merger Consideration), in each case, in accordance with their respective Allocable Portions as set forth on the Consideration Schedule.
(d)“Additional Option Consideration” shall mean the aggregate Option Consideration (if any) payable following the Closing to the Company Optionholders, which represents the Company Optionholders’ aggregate Allocable Portion of the Additional Merger Consideration.
(e)“Adjustment Escrow Amount” has the meaning set forth in Section 3.1(c)(ii).
(f)“Adjustment Notice Date” has the meaning set forth in Section 3.3(a).
(g)“ADR Firm” has the meaning set forth in Section 13.2.
(h)“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (x) the term “Affiliate” used with respect to Parent shall include the Surviving Company and their respective Subsidiaries following the Effective Time, and (y) notwithstanding the foregoing, solely for purposes of Section 4.23, the term “Affiliate” used with respect to the Company Equityholders shall include Company and its Subsidiaries prior to the Effective Time.
(i)“Agent Holdback Amount” means an amount equal $500,000.00.

(j)“Aggregate Exercise Price” means the aggregate exercise price of all vested Company Options that are outstanding and unexercised as of immediately prior to the Effective Time.
(k)“Allocable Portion” means, for any Person, the percentage of the Merger Consideration and Additional Merger Consideration (if any) to which such Person may be entitled, as set forth on the Consideration Schedule.
(l)“Ancillary Transaction Documents” means the Letters of Transmittal, the Escrow Agreement and the Payments Agreement.
(m)“Appointed Agent” has the meaning set forth in the preamble.
(n)“Appointed Agent Losses” has the meaning set forth in Section 14.1(e)(ii).
(o)“Arbitration Rules” has the meaning set forth in Section 13.3(a).
(p)“Base Purchase Price” has the meaning set forth in Section 3.1(a)(i).
(q)“Benefit Plan(s)” means all plans, programs, Contracts, policies, arrangement, and practices providing employee benefits or similar benefits to or for the benefit of any current or former employee, director, consultant or individual independent contractor of Company (or beneficiary or dependent thereof), that is (i) sponsored or maintained by Company or any ERISA Affiliate, (ii) to which Company or any ERISA Affiliate contributes or is obligated to contribute, (iii) to which the Company is a party, or (iv) under which Company has any Liability (actual or contingent), including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, equity-based, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, change in control, moving expense or other moving reimbursement, written employment or consulting Contracts, “golden parachutes” and “employee benefit plans” (as defined in Section 3(3) of ERISA).
(r)“Business” means the marketing and distribution of prescription and non-prescription pet medication and other health and nutritional supplements, food, accessories and supplies for animals.
(s)“Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of New York are authorized by law or executive action to close.
(t)“Business Insurance Policies” has the meaning set forth in Section 4.14.
(u)“Business Trade Rights” means all of the Trade Rights related to and/or utilized in the Business.

(v)“Cash on Hand” means, as of any given time of determination, all cash, cash equivalents and marketable securities (including certificates of deposit, short-term investments and other liquid investments and the total amount of outstanding cash, checks, funds, drafts and wires received by or deposited for the account of Company and/or any of its Subsidiaries but not yet credited against the applicable account and regardless of whether cleared) of Company and/or any of its Subsidiaries, in each case, determined on a consolidated basis in accordance with the Accounting Principles.  For the avoidance of doubt, Cash on Hand shall (a) be calculated net of all issued but uncleared checks, drafts and outbound wires not yet debited from Company’s account, (b) exclude any Current Assets or Restricted Cash, (c) include funds on deposit securing letters of credit in favor of third parties and security deposits held by third parties in the aggregate amount of $128,295.74 (such amounts, the “Reimbursable Deposits”), and (d) include all amounts (1) paid or deemed to be paid in respect of the exercise of any Company Options and (2) repaid or deemed to be repaid to the Company in satisfaction of Employee Loans.
(w)“Certificate of Merger” has the meaning set forth in Section 2.2(b).
(x)“Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest, court costs and reasonable fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement, excluding, in each case, punitive damages, except to the extent such punitive damages are awarded to a third-party in connection with a Third Party Claim.
(y)“Closing” has the meaning set forth in Section 2.2(a).
(z)“Closing Cash on Hand” means the Cash on Hand as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date, calculated in accordance with the Accounting Principles.
(aa)“Closing Date” has the meaning set forth in Section 2.2(a).
(bb)    “Closing Indebtedness” means the Indebtedness of Company and its Subsidiaries as of immediately prior to the Effective Time, calculated in accordance with the Accounting Principles; provided, however, Tax Liability Amount shall be calculated as of 11:59 P.M. Eastern Time on the Closing Date.
(cc)    “Closing Merger Consideration” means the portion of the Merger Consideration payable at Closing to Company Equityholders in accordance with Section 3.1(c), calculated in accordance with the Accounting Principles and Section 3.1(a).

(dd)    “Closing Option Consideration” shall mean the aggregate Option Consideration payable at the Closing to the Company Optionholders.

(ee)    “Closing Transaction Expenses” means the Transaction Expenses that are unpaid as of the Closing.
(ff)     “Closing Working Capital” means, as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date, an amount equal to Current Assets minus Current Liabilities calculated on the same basis, including the same line items, judgments, practices, policies, estimations and methodologies set out on the Working Capital Schedule, which the Parties hereto acknowledge and agree represents an illustrative calculation of Closing Working Capital as of October 31, 2022, in each case, calculated in accordance with the Accounting Principles.
(gg)    “Closing Working Capital Target” means negative $4,229,760.18.
(hh)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(ii)    “Code” means the Internal Revenue Code of 1986, as amended.
(jj)     “Common Stock Value Amount” has the meaning set forth in Section 3.2(c).
(kk)    “Company” has the meaning set forth in the preamble.
(ll)    “Company Common Stock” means, collectively, (1) the Class A Common Stock, par value $0.001 per share, of Company, and (2) the Class B Common Stock, par value $0.001 per share, of Company.
(mm)    “Company Data” means all data contained in the Information Technology, including all Personal Information, and all other information and data complications used by, or necessary to the operation of the Business.
(nn)    “Company Employees” has the meaning set forth in Section 7.4(a).
(oo)    “Company Equityholders” means the holders of Company Common Stock, Company Preferred Stock and Company Options, as listed on Schedule 1.1-1.
(pp)    “Company Option Plan” means, collectively, that certain (i) 2004 Equity Participation Plan of Company and (ii) 2017 Equity Incentive Plan of Company.
(qq)    “Company Optionholder” means any holder of Company Options.

(rr)    “Company Options” means all outstanding options to purchase shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan or pursuant to individual stock option agreements.
(ss)    “Company Preferred Stock” means the Series A 2017 Convertible Preferred Stock, par value $0.001 per share, of Company.
(tt)    “Company Privacy Policies” means any and all (i) Company data privacy and security policies, whether applicable internally, or published on a Company website or otherwise made available by Company to any Person including but not limited to the sections of a Company employee handbook that relate to the handling of employee personal data, (ii) industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (iii) policies and obligations applicable to Company relating to transfers of Company Data.
(uu)    “Company Tax Contest” has the meaning set forth in Section 7.2(d)(ii).
(vv)    “Consideration Schedule” has the meaning set forth in Section 3.1(d).
(ww)    “Contaminant” has the meaning set forth in Section 4.20(d).
(xx)    “Contracts” means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings.
(yy)    “Control Regulations” has the meaning set forth in Section 4.12(a)(iii).
(zz)    “COVID-19 Laws” means (a) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak, (b) the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, (c) the Families First Coronavirus Response Act of 2020, (d) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587, (e) H.R. 133 – Consolidated Appropriations Act, 2021 and (f) any related Laws, Orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Governmental Entity.
(aaa)    “Current Assets” means the aggregate amount of the current assets of Company and its Subsidiaries as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date as set forth on Exhibit A-2, but excluding (a) Cash on Hand, (b) Restricted Cash and (c) deferred and income Tax assets and eliminating, for the avoidance of doubt, intercompany receivables, payables and indebtedness owing between Company and any of its Subsidiaries (if any).

(bbb)    “Current Liabilities” means the aggregate amount of the current liabilities of Company and its Subsidiaries as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date as set forth on Exhibit A-2, but excluding (a) Transaction Expenses, (b) deferred and income Tax liabilities, (c) Indebtedness (and, for the purpose of clarity, excluding any deferred revenue from Membership Program fees received by the Company), and (d) intercompany receivables, payables and indebtedness owing between Company and any of its Subsidiaries.

(ccc)    “Data Breach” means any loss, theft or unauthorized Processing of Personal Information, Company Data, or Information Technology, or any other data security incident requiring notification to any Person or Governmental Entity under applicable Privacy Laws.
(ddd)    “Disabling Code” has the meaning set forth in Section 4.20(d).
(eee)    “Disclosure Schedule” has the meaning set forth in Section 14.2.
(fff)    “Dispute” has the meaning set forth in Section 13.2.
(ggg)    “Dispute Notice” has the meaning set forth in Section 3.3(b).
(hhh)    “Dispute Period” has the meaning set forth in Section 3.3(b).

(iii)    “Disqualified Individual” has the meaning set forth in Section 7.5.
(jjj)    “Dissenting Shares” has the meaning set forth in Section 3.2(d).
(kkk)    “Drop Dead Date” has the meaning set forth in Section 12.1(b).
(lll)    “Effective Time” has the meaning set forth in Section 2.2(b).
(mmm)    “Employee Loans” has the meaning set forth in Section 4.23(a).

(nnn)    “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(ooo)    “Equityholder Indemnified Parties” has the meaning set forth in Section 10.2.

(ppp)    “Equityholder Parties”, each an “Equityholder Party”, means each Company Equityholder, Company, the Appointed Agent and each of their respective Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, advisors, successors or permitted assigns.

(qqq)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(rrr)    “ERISA Affiliate” means any entity, corporation, or trade or business that is, or at the relevant time was, treated as a “single employer” or a member of an “affiliated service group” under Section 414 of the Code or Section 4001 of ERISA, in each case, with Company.
(sss)    “Escrow Account” has the meaning set forth in Section 3.1(c)(i).
(ttt)    “Escrow Agent” has the meaning set forth in Section 3.1(c)(i).
(uuu)    “Escrow Agreement” has the meaning set forth in Section 3.1(c)(i)
(vvv)    “Estimated Closing Cash on Hand” has the meaning set forth in Section 3.1(b).
(www)    “Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b).
(xxx)    “Estimated Closing Merger Consideration” means the calculation of the Closing Merger Consideration based on the Estimated Statements.
(yyy)    “Estimated Closing Option Consideration” means the calculation of the Closing Option Consideration based on the Estimated Statements.
(zzz)    “Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.1(b).
(aaaa)    “Estimated Closing Working Capital” has the meaning set forth in Section 3.1(b).
(bbbb)    “Estimated Statements” has the meaning set forth in Section 3.1(b).
(cccc)    “Excluded Shares” has the meaning set forth in Section 3.2(a)(ii).
(dddd)    “Executive Order” has the meaning set forth in Section 4.12(a)(iii).
(eeee)    “Facilities” means Company’s leased and/or subleased facilities located at: (i) 52 Merton Ave., Lynbrook, New York 11563; and (ii) 410 Ocean Ave., Lynbrook, New York 11563.

(ffff)    “Financial Statements” has the meaning set forth in Section 4.5(a).
(gggg)    “Fraud” means, with respect to a Person, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty set forth herein (in each case, as modified or supplemented by the Disclosure Schedules), which constitutes actual common law fraud in the State of Delaware. A Party will be liable for, or as a result of, such Party’s Fraud only if such Party had actual knowledge of such Party’s Fraud and the Party or Person alleging any loss or other damage or claim due to the Fraud reasonably acted in reliance on such false representation or warranty and suffered or incurred losses as a result of such reliance.
(hhhh)    “Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options that are outstanding and unexercised as of immediately prior to the Effective Time (assuming that the exercise price was paid in cash and excluding any Underwater Options), less (iii) the aggregate number of Excluded Shares, if any.
(iiii)    “Fundamental Representations” means those representations or warranties made in or pursuant to Sections 4.1, 4.2, 4.3, 4.13(a), 4.24 and 4.26.
(jjjj) “GAAP” means United States generally accepted accounting principles.
(kkkk)    “Governing Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; (f) the operating agreement or limited liability company agreement of a limited liability company; and (g) any amendment to any of the foregoing.
(llll)    “Governmental Entity” means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.
(mmmm)    “Indebtedness” means, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable as a result of the consummation of the transactions contemplated hereby) of Company and its Subsidiaries consisting of or related to: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money (including, but not limited to, any unforgiven and outstanding Paycheck Protection Program loan from the Small Business Administration to Company); (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation); (iii) Liabilities in respect of interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such Liabilities will be valued as the total cost of termination, including any payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date); (iv) obligations for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business consistent with past practice, but including any deferred purchase price liabilities, earnouts, contingent payments, installment payments, seller notes, promissory notes, or similar liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent); (v) amounts which are drawn on letters of credit as of such date; (vi) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien existing on property or assets owned by such Person, whether or not the indebtedness secured thereby has been assumed (solely for purposes of this sub-clause (vi), other than any Permitted Liens or any Liens disclosed on Schedule 4.13(a) (other than the Lien in favor of FVP Servicing, LLC pursuant to that certain Loan Agreement dated as of December 10, 2021, by and between FVP Servicing, LLC and Company (as amended)); (vii) the Tax Liability Amount; (viii) the amount of any “net tax liability” of Company under Section 965(h)(6)(A) of the Code that are payable after the Closing Date arising as a result of the election under Section 965(h)(1) of the Code made prior to the Closing; (ix) the amount of underfunding with respect to defined benefit pension plans and the amount owed (but not paid as of the Closing) by the Company for the plan year ending December 31, 2022 and the plan year in which the Closing occurs for employer contributions due under a tax-qualified defined contribution retirement plan with respect to eligible compensation earned on or before Closing (assuming that all current participants met all allocation requirements with respect thereto and including any applicable employer discretionary contribution that is applicable to such period) (in each case of this clause (ix), only to the extent not included in Closing Working Capital); (x) such amount that is accrued on the Company’s Financial Statements with respect to the results of the 401(k) plan audit conducted by EisnerAmper; and/or (xi) guarantees of any liability of a third party of the type described in the foregoing clauses (i) through (x).

(nnnn)    “Indebtedness Payoff Amounts” means the amounts indicated in the Payoff Letters delivered pursuant to Section 11.1(h).
(oooo)    “Indemnified Party” has the meaning set forth in Section 10.3(a).
(pppp)    “Indemnified Taxes” means, without duplication, any of the following Taxes, in each case, where such Tax is imposed on the basis of events or transactions occurring on or prior to the Closing Date:
(i)all Taxes of Company for any Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date);

(ii)all Taxes for which Company is liable (1) pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws as a result of being a member of (or leaving) an affiliated group of corporations on or before the Closing Date, (2) as a transferee or successor, where such status arose prior to Closing or (3) pursuant to any Contract (other than provisions in any Contracts entered into in the ordinary course of business that provide customary Tax indemnification), where such contract was entered into prior to Closing; and
(iii)any Transfer Taxes as determined under Section 7.2(a)(i);
provided, however, that Indemnified Taxes shall exclude Taxes (A) to the extent included in Closing Indebtedness, Closing Working Capital or Closing Transaction Expenses; (B) that arise due to actions taken by Parent on the Closing Date after the Closing that are outside of the ordinary course of business and not contemplated by this Agreement or (C) that arise from any election made under Section 338(g) of the Code with respect to the Merger. For the avoidance of doubt, the calculation of any Indemnified Taxes shall take into account any deductions or other tax attributes available under applicable Law to reduce the amount of such Indemnified Taxes (including net operating loss, capital loss, Tax credit or other Tax asset) of the Company or any of its Subsidiaries existing in a Pre-Closing Tax Period.
(qqqq)    “Indemnifying Party” has the meaning set forth in Section 10.3(a).
(rrrr)    “Indemnity Escrow Amount” has the meaning set forth in Section 3.1(c)(i).
(ssss)    “Indemnity Holdback Period” has the meaning set forth in Section 10.5(a).
(tttt)    “Information Security Program” has the meaning set forth in Section 4.20(c).
(uuuu)    “Information Technology” means all computer hardware, software, microprocessors, networks, firmware and other information technology and communications equipment used in the Business.
(vvvv)    “Inventory” means inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.
(wwww)“IRS” has the meaning set forth in Section 4.18(b)(v).
(xxxx)    “Laws” means any applicable federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation.
(yyyy)    “Letter of Transmittal” has the meaning set forth in Section 3.2(f).

(zzzz)    “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
(aaaaa)    “Liability Policies” has the meaning set forth in Section 4.14(b).
(bbbbb)“Liens” has the meaning set forth in Section 4.13(a).
(ccccc)    “Lists” has the meaning set forth in Section 4.12(a)(iii).
(ddddd)“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(eeeee)“Malicious Code” has the meaning set forth in Section 4.20(d).

(fffff)    “Material Adverse Effect” means any event, occurrence, development, circumstance, effect, fact, condition, change or other matter that has, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (x) the Business, results of operations, financial condition or assets or liabilities of Company, or (y) the ability of Company or the Company Equityholders to consummate the transactions contemplated hereby; provided, that for purposes of clause (x), that “Material Adverse Effect” shall not include any event, occurrence, development, circumstance, effect, fact, condition, change or other matter arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any changes in accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (ix) any failure by Company to meet any internal or published projections, forecasts or revenue or earnings predictions; (x) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (xi) any changes in applicable Laws or the enforcement, implementation or interpretation thereof; except in the case of subclauses (i), (ii), (iii), (iv), (vii), (viii) and (xi) to the extent Company is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which Company operates (and then only to the extent of such material and disproportionate impact).

(ggggg)    “Material Contracts” has the meaning set forth in Section 4.15.
(hhhhh)    “Membership Program” means that certain PetPlus Membership Plan administered by Company.
(iiiii)    “Merger Consideration” has the meaning set forth in Section 3.1(a).
(jjjjj)    “Merger Sub” has the meaning set forth in the preamble.
(kkkkk)“Non-Party Affiliate” has the meaning set forth in Section 14.18.
(lllll)    “NYBCL” has the meaning set forth in the recitals.
(mmmmm)    “OFAC” has the meaning set forth in Section 4.12(a)(iii).
(nnnnn)    “Option Consideration” has the meaning set forth in Section 3.2(c).
(ooooo)    “Orders” means any order, writ, injunction, judgment, plan or decree issued or imposed by any Governmental Entity.
(ppppp)    “Parent” has the meaning set forth in the preamble.
(qqqqq)    “Parent Indemnified Parties” has the meaning set forth in Section 10.1.
(rrrrr)    “Party” or “Parties” means Company, the Appointed Agent, Merger Sub and Parent, as the case may be.
(sssss)    “Payments Administrator” means Citibank, N.A.
(ttttt)    “Payments Agreement” means that certain payments administration agreement, dated as of the date hereof, by and among Parent, the Appointed Agent and the Payments Administrator, providing for the payment of certain funds in accordance with the terms thereof, substantially in the form of Exhibit B hereto    .
(uuuuu)    “Payoff Letters” has the meaning set forth in Section 6.6.
(vvvvv)    “Permitted Financing” has the meaning set forth in Section 6.2(d).
(wwwww)    “Permitted Liens” means (i) Liens for Taxes (1) not yet due and payable or (2) that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith, (iii) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers compensation, unemployment insurance or other types of social security and (iv) Permitted Real Property Liens.

(xxxxx)    “Permitted Real Property Liens” has the meaning set forth in Section 4.13(a).

(yyyyy)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a Governmental Entity or any department, agency or political subdivision thereof.

(zzzzz)    “Personal Information” means any data or information relating to an identified or identifiable person or household, including any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or used to identify an individual person, household or device or any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any applicable Privacy Law or any policy of Company relating to privacy, Personal Information, or the Processing thereof.

(aaaaaa)    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on the Closing Date.
(bbbbbb)    “Privacy Laws” shall mean all Laws governing Personal Information and the Processing thereof.

(cccccc)    “Processing” “Process” or “Processed”, with respect to data or Information Technology, means any collection, generation, access, acquisition, storage, maintenance, organization, presentation, analysis, protection, encryption, use, re-use, disposal, disclosure, re-disclosure, destruction, transmission, sale, transfer, modification, or any other operation, set of operations, or processing (as defined by any Privacy Law) of such data or Information Technology.

(dddddd)    “Products/Services” means all products or services currently or at any time previously sold by Company, or by any predecessor of Company, or that have borne a trademark of Company.
(eeeeee)    “Pro Rata Share” means, with respect to any Company Equityholder, such Person’s ownership interest in Company as of immediately prior to the Effective Time, determined by dividing (i) the number of shares of Company Common Stock and/or Company Preferred Stock owned of record by such Person as of immediately prior to the Effective time, plus the number of shares of Company Common Stock issuable upon exercise in full of all Company Options that are outstanding and unexercised as of immediately prior to the Effective Time

(assuming that the exercise price is paid in full in cash), by (ii) the Fully Diluted Common Number.
(ffffff)    “Real Property” has the meaning set forth in Section 4.13(c).
(gggggg)    “Recent Balance Sheet” has the meaning set forth in Section 4.5(a).
(hhhhhh)    Regulatory Law” means any applicable Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
(iiiiii)    “Reimbursable Deposits” has the meaning set forth in Section 1.1(v).
(jjjjjj)    “Representatives” has the meaning set forth in Section 13.2.
(kkkkkk)    “Requisite Shareholder Approval” means, collectively, the affirmative vote or consent of a majority in interest of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class, in each case, in accordance with the Governing Documents of Company and the NYBCL.
(llllll)    “Restricted Cash” means any cash which is not freely usable by Parent or the Surviving Company because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise. For the avoidance of doubt, Restricted Cash includes (i) deposits held by third parties (other than any Reimbursable Deposits), (ii) collateral related to hedging arrangements or other Indebtedness and (iii) cash-like items with a maturity of greater than 30 days    .
(mmmmmm)    “Sales Tax VDA” has the meaning set forth in Section 7.2(g).
(nnnnnn)    “Schedule” has the meaning set forth in Section 14.2.
(oooooo)    “Section 280G Approval” has the meaning set forth in Section 7.5.
(pppppp)    “Shareholder” or “Shareholders” means a holder of Company Common Stock and/or Company Preferred Stock.
(qqqqqq)    “Statement of Closing Cash on Hand” has the meaning set forth in Section 3.3(a).
(rrrrrr)    “Statement of Closing Indebtedness” has the meaning set forth in Section 3.3(a).

(ssssss)    “Statement of Closing Transaction Expenses” has the meaning set forth in Section 3.3(a).
(tttttt)    “Statement of Closing Working Capital” has the meaning set forth in Section 3.3(a).
(uuuuuu)    “Statements” has the meaning set forth in Section 3.3(a).
(vvvvvv)    “Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
(wwwwww)    “Subscribers” means subscribers to the Membership Program paying at the invoiced monthly or annual membership rate, as applicable, which payment is not more than thirty (30) days past due from the date of the original invoice.
(xxxxxx)    “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity securities the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

(yyyyyy)    “Surviving Company” has the meaning set forth in Section 2.1.

(zzzzzz)    “Taxes” means (a) any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, unclaimed property or escheat, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment, charge, duty, or levy of any kind whatsoever, in each case in the nature of a tax and imposed by any Governmental Entity, including any interest, penalty, or addition with respect thereto, whether or not disputed and (b) any Liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any affiliated group of corporations (or being included (or required to be included) in any Tax Return relating thereto) or as a result of being liable for any other Person’s taxes as a transferee or successor, by contract (other than contracts the primary purpose of which is not Taxes) or otherwise required by applicable Law.

(aaaaaaa)    “Tax Contest” has the meaning set forth in Section 7.2(d).

(bbbbbbb)    “Tax Liability Amount” means, without duplication, an amount (not less than zero in any jurisdiction) equal to the sum of (i) the accrued but unpaid amount of income Taxes of Company (whether or not yet due) for any Pre-Closing Tax Period ending on or before the Closing Date to the extent such income Taxes are first due after the Closing Date and the pre-Closing portion of any Straddle Period, calculated consistently with the past practice of Company in filing its income Tax Returns; (ii) any other Liability of Company for income Taxes for a Pre-Closing Tax Period that has been assessed but has not yet been paid; and (iii) any payroll Taxes deferred under the COVID-19 Laws attributable to any Pre-Closing Tax Period the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date; provided, that, the calculation of Tax Liability Amount shall (A) exclude any deferred income Tax assets and deferred income Tax liabilities, (B) exclude any income Taxes resulting from actions of Parent, Company or any of their respective Affiliates on the Closing Date after the Closing outside of the ordinary course of business or any election made under Section 338(g) of the Code with respect to the Merger, (C) take into account any estimated Tax payments with respect any such Pre-Closing Tax Period (to the extent not already taken into account in calculating the accrued income Taxes) as reductions of the liability for Taxes for such period and take into account any Transaction Tax Deductions in accordance with Section 7.2(e), and (D) be determined in accordance with Section 7.2(a)(ii).
(ccccccc)    “Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement, filed or required to be filed with any Governmental Entity in connection with any Taxes, including any schedule, form attachment or amendment thereto.
(ddddddd)    “Third Party Claim” has the meaning set forth in Section 10.3.
(eeeeeee)    “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrights; and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.
(fffffff)        “Transaction Expenses” means, to the extent not paid prior to Closing, without duplication, (i) any unpaid fees and expenses payable by the Company incurred in connection with the negotiation and execution of this Agreement, and any other Ancillary Transaction Document, as well as the consummation of the transactions contemplated hereby and thereby, that are incurred by or on behalf of, or charged to Company or its Subsidiaries, including all third party legal, Tax, accounting, financial, any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees, and other advisory and consulting fees incurred by Company or its Subsidiaries prior to the Closing Date, (ii) the payment of any assignment or consent fees incurred by Company prior to the Closing Date, (iii) 50% of the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement (including, for the avoidance of doubt, any obligations of Parent pursuant to Section 11, Section 12 and/or Section 26 thereunder), (iv) 50% of the fees and expenses payable to the Payments Administrator at Closing in accordance with and subject to the terms of the Payments Agreement (including, for the avoidance of doubt, any obligations of Parent pursuant to Section 2.7, Section 4.2 and/or Section 4.6), (v) 100% of the fees and expenses payable to the Appointed Agent in connection with its engagement as a representative hereunder, (vi) the amount of incentive bonuses, “stay” bonus, transaction retention, or similar obligations or payments that may be owed or are otherwise payable (whether or not legally obligated to be paid) by Company or any of its Subsidiaries to any Person, in each case, as a result of the Closing, plus the employer’s portion of any payroll, social security, unemployment or similar Taxes related to such payments, (vii) the employer portion of any payroll Taxes associated with the payment of any Closing Option Consideration, and (viii) 50% of the cost of the “tail” insurance policy contemplated by Section 7.3(b). For the avoidance of doubt, Transaction Expenses shall not include Current Liabilities or Indebtedness.
(ggggggg)    “Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to the Closing, any Tax deductions to the extent deductible under a “more likely than not” standard under applicable Tax Law resulting from or attributable to (i) the Transaction Expenses, (ii) the Option Consideration and (iii) accrual, payment or repayment of any amounts included in Indebtedness by the Company or any of its Subsidiaries, including any unamortized financing fees and costs in connection with the Indebtedness or any reduction in the Merger Consideration with respect to the amounts included in Indebtedness.
(hhhhhhh)    “Transferred Receivables” means all notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to Company’s customers.

(iiiiiii)    “Treasury Regulations” means the regulations promulgated under the Code by the Treasury Department of the United States, as amended.

(jjjjjjj)    “Tribunal” has the meaning set forth in Section 13.3(b).

(kkkkkkk)“Underwater Options” has the meaning set forth in Section 3.2(c).
(lllllll)     “Waived Parachute Payments” has the meaning set forth in Section 7.5.
(mmmmmmm)“Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.
(nnnnnnn)“Working Capital Schedule” means the schedule attached as Exhibit A-2.
(ooooooo)    “Written Consent” has the meaning set forth in the recitals.

2.THE MERGER

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into Company. As a result of the Merger, the separate existence of Merger Sub shall thereupon cease, and Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NYBCL
2.2Effective Time.

(a)    Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 12, the closing of the Merger (the “Closing”) shall take place remotely by the electronic exchange of signature pages no later than two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 8 and Article 9 (other than conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) on such date as Parent and the Appointed Agent may mutually agree in writing. If the

Closing occurs, then the Closing shall be deemed to have become effective as of 12:01 a.m., Eastern time, on the date on which the Closing is actually held, and such time and date is referred to as the “Closing Date”.
(b)    On the Closing Date and concurrently with the making of the payments required to be made at Closing by or on behalf of Parent pursuant to Section 3.1, the Parties shall cause the Merger to be consummated by filing a certificate of merger substantially in the form included as Exhibit C (the “Certificate of Merger”) with the New York State Department of State, in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL (the date and time of acceptance by the New York State Department of State of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
2.3Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.
2.4Certificate of Incorporation and Bylaws of the Surviving Company.
(a)At the Effective Time, the certificate of incorporation of Company shall be amended and restated so as to read in its entirety as set forth on Exhibit D and, as so amended, shall be filed with the New York State Department of State and shall thereafter be the certificate of incorporation of the Surviving Company, until duly amended in accordance with the provisions thereof and applicable Law.
(b)At the Effective Time and without any further action on the part of Company or Merger Sub, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall, from and after the Effective Time, shall be the bylaws of the Surviving Company, until thereafter amended as provided therein or by applicable Law, provided, that all references to the name of Merger Sub shall be changed to refer to the name of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the NYBCL, the certificate of incorporation of the Surviving Company and such bylaws.
2.5Directors and Officers.
(a)The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

(b)The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.
3. MERGER CONSIDERATION; CONVERSION OF SECURITIES
1.Calculation and Payment of the Merger Consideration.
(a)Calculation of Merger Consideration. The aggregate amount to be paid by Parent in the Merger shall equal the following:
(i)$36,000,000.00 (the “Base Purchase Price”);
(ii)(1) minus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is less than the Closing Working Capital Target, or (2) plus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is greater than the Closing Working Capital Target;
(iii)plus the Estimated Closing Cash on Hand (as determined in accordance with Section 3.1(b) below);
(iv)minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b) below); and
(v)minus the Estimated Closing Transaction Expenses (as determined in accordance with Section 3.1(b) below).
The aggregate result of calculating items (i) through (v) immediately above is referred to herein as the “Estimated Closing Merger Consideration”; provided that, after the Closing, the Estimated Closing Merger Consideration shall be subject to the adjustments set forth in Section 3.3 (as so adjusted, the “Merger Consideration”).
(b)Estimated Merger Consideration. Three (3) Business Days prior to the Closing Date, Company shall deliver to Parent a statement setting forth Company’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), the Closing Cash on Hand (the “Estimated Closing Cash on Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), and the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses” and, together with the Estimated Closing Working Capital, Estimated Closing Cash on Hand and Estimated Closing Indebtedness, the “Estimated Statements”), in each case, calculated in accordance with the Accounting Principles and the Working Capital Schedule, as applicable, together with a schedule setting forth the Allocable Portion of Closing Merger Consideration payable to each Company Equityholder, determined in accordance with the Governing Documents of Company (such schedule, the “Consideration Schedule”). The Estimated Closing Working Capital, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness, and the Estimated Closing

Transaction Expenses will be included in the determination of the Estimated Closing Merger Consideration as set forth in Section 3.1(a) above.
(c)Payment and Allocation of Merger Consideration. At Closing, Parent shall remit the Estimated Closing Merger Consideration in cash by wire transfer of immediately available funds as follows:
(i)a portion of the Estimated Closing Merger Consideration in the amount of $3,600,000 (the “Indemnity Escrow Amount”) shall be deposited by Parent in a noninterest bearing account (the “Escrow Account”) with US Bank, National Association (the “Escrow Agent”), to be held pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit E hereto, to be entered into at the Closing by Parent, the Appointed Agent and the Escrow Agent, to satisfy any indemnification obligations of the Company Equityholders pursuant to Article 10;
(ii)a portion of the Estimated Closing Merger Consideration in the amount of $1,000,000 (the “Adjustment Escrow Amount”) shall be deposited by Parent in an Escrow Account with the Escrow Agent to be held pursuant to the Escrow Agreement to satisfy any post-closing adjustment obligations of the Company Equityholders pursuant to Section 3.3;
(iii)a portion of the Estimated Closing Merger Consideration in the amount of the Agent Holdback Amount shall be deposited by Parent with the Appointed Agent for the purposes of paying directly, or reimbursing the Appointed Agent for, any third-party expenses of the Appointed Agent pursuant to this Agreement, which Agent Holdback Amount will be retained by the Appointed Agent in accordance with this Agreement;
(iv)the Estimated Closing Option Consideration shall be deposited by Parent with Company for purposes of paying the applicable portion through Company payroll to the Company Optionholders entitled thereto pursuant to Section 3.1(f); and
(v)the remaining amount of the Estimated Closing Merger Consideration, after subtraction of the amounts remitted in accordance with Section 3.1(c)(i), Section 3.1(c)(ii), Section 3.1(c)(iii) and Section 3.1(c)(iv), shall be remitted by Parent to the Payments Administrator, which shall receive such payment for the benefit of, and distribution to the Shareholders, in accordance with the Consideration Schedule, the Governing Documents of Company and this Article III (including Section 3.2(f)).
(d)Payment of Indebtedness. At the Closing, Parent shall pay, or cause to be paid, on behalf of Company and/or its Subsidiaries, the Indebtedness Payoff Amounts by wire transfer of immediately available funds to the Persons or bank accounts specified in the Payoff Letters delivered pursuant to Section 11.1(h).

(e)Payment of Transaction Expenses. At the Closing, Parent shall pay, or cause to be paid, on behalf of Company and/or its Subsidiaries, the Estimated Closing Transaction Expenses specified on Schedule 3.1(e) by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on Schedule 3.1(e), which Schedule 3.1(e) shall be provided by Company to Parent at least two (2) Business Days prior to the Closing Date.
(f)Payment of Option Consideration. As soon as administratively practicable and, in any event, no later than the date of the second regularly scheduled payroll date following the Closing Date, Parent shall cause the applicable portion of the Estimated Closing Option Consideration payable hereunder to Company Optionholders to be paid by the Surviving Company as follows: (i) with respect to Estimated Closing Option Consideration payable to Company Optionholders who are current or former non-employee directors, consultants or independent contractors of the Company, to the account(s) designated by such Company Optionholders by means of wire transfer of immediately available funds (if any, as applicable), and (ii) with respect to the applicable portion of the Estimated Closing Option Consideration payable to all other Company Optionholders, through the Surviving Company’s payroll system, subject to withholding in accordance with Section 3.4. The Surviving Company shall timely remit the employer portion of any payroll Taxes attributable to the payment of any Estimated Closing Option Consideration or Additional Option Consideration to the applicable Governmental Entity.
(g)Consideration Schedule. Parent, Merger Sub and the Surviving Company shall be entitled to rely conclusively on the Consideration Schedule for the purposes of making payments under this Article III. None of Parent, Merger Sub or the Surviving Company shall be responsible for the calculations or the determinations regarding such calculations in the Consideration Schedule. The Company Equityholders and the Appointed Agent acknowledge and agree that they will not make any claims against Parent, Merger Sub, the Surviving Company or any of their Affiliates with respect to any of the calculations set forth in the Consideration Schedule (or any supplement thereto) including any claim that any amount has been miscalculated thereunder or that they were paid an improper amount under this Agreement, and irrevocably waive any and all rights to make such claims at any time and will look solely to the Appointed Agent and the other Company Equityholders with respect to any such claim (provided, however, that notwithstanding the foregoing, nothing herein shall limit the Appointed Agent’s right to dispute the aggregate amount of Merger Consideration or Additional Merger Consideration payable by Parent as provided herein).
2.1Effect of the Merger on Capital Stock.
(a)Conversion and Cancellation. By virtue of the Merger and without any action on the part of Parent, the Merger Sub, Company, the Company Equityholders or any other Person:
(i)Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company;
(ii)Any shares of (A) Company Common Stock or Company Preferred Stock that are owned by the Company as treasury stock and (B) Company Common Stock or Company Preferred Stock that are owned by Parent or Merger Sub (the shares described in the foregoing clauses (A) and (B) collectively being referred to herein as “Excluded Shares”), shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(iii)All shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive, subject to Section 3.2(f), (x) at or following Closing, a portion of the Closing Merger Consideration and (y) following the Closing, a portion of the Additional Merger Consideration (if any), in each case, determined in accordance with the Consideration Schedule.
(b)Effect on Company Common Stock and Company Preferred Stock. As of the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto (other than rights provided in this Agreement), except for the right to receive (other than in respect of any Dissenting Shares or Excluded Shares) the applicable Allocable Portion of the Merger Consideration and Additional Merger Consideration (if any), to be paid in consideration therefor as set forth in Section 3.2(a).
(c)Treatment of Options. At the Effective Time, without further action from Company or any Company Optionholder, each Company Option that (i) is outstanding and unexercised as of the Effective Time (solely to the extent then-vested after giving effect to any acceleration provided under the terms of the Company Option Plan, any individual stock option agreement under which the Company Option was granted, or any exercise of discretion by Company to accelerate vesting) shall automatically be cancelled in exchange for the right of such Company Optionholder to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, and (y) the excess, if any, of (A) the estimated amount payable hereunder in respect of a share of Company Common Stock as set forth in the Consideration Schedule (the “Common Stock Value Amount”) over (B) the exercise price per share of such Company Option as of immediately prior to the Effective Time (the “Option Consideration”) and (ii) is outstanding and unexercised as of the Effective Time (solely to the extent then-unvested) shall automatically be cancelled without payment therefor and shall cease to exist, and the Company Optionholders of such Company Options shall cease to have any rights with respect thereto. Notwithstanding the foregoing, if the exercise price per share of any Company Option is equal to or greater than Common Stock Value Amount, such Company Option shall be cancelled at the Effective Time without payment of consideration therefor (such Company Options, the “Underwater Options”). The applicable portion of any Closing Option Consideration shall be paid by the Surviving Company to each holder of a cancelled Company Option in accordance with Section 3.1(f) and the applicable portion of any Additional Option Consideration shall be paid by the Surviving Company within three (3) Business Days following its receipt of such Additional Option Consideration, to each holder of a cancelled Company Option (1) with respect to Additional Option Consideration payable to Company Optionholders who are current or former non-employee directors of the Company, to the account(s) designated by such Company Optionholders by means of wire transfer of immediately available funds (if any, as applicable), and (2) with respect to Additional Option Consideration payable to all other Company Optionholders, through the Surviving Company’s payroll system, subject to withholding in accordance with Section 3.4; provided, that, in no event shall any Additional Option Consideration be paid more than five (5) years after the Closing Date (unless otherwise permitted by Code Section 409A).
(d)Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the NYBCL, but only to the extent required thereby, shares of Company Common Stock and/or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company Equityholder who has properly exercised and perfected appraisal rights with respect thereto in accordance with the NYBCL (the “Dissenting Shares”), shall not be converted into or represent the right of such Company Equityholder to receive its Allocable Portion of the Merger Consideration and Additional Merger Consideration (if any), and such Company Equityholder shall be entitled to receive payment of the appraised value of such shares of Company Common Stock and/or Company Preferred Stock in accordance with the provisions of the NYBCL, unless such Company Equityholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the NYBCL. If, after the Effective Time, any such Company Equityholder fails to perfect or effectively withdraws or loses such right, such Company Equityholders’ shares of Company Common Stock and/or Company Preferred Stock shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive such Company Equityholder’s Allocable Portion of the Merger Consideration and Additional Merger Consideration (if any), subject to the terms and conditions set forth herein, without any interest thereon. Company shall give Parent and Merger Sub notice of any written demands for appraisal, withdrawals of demands for appraisal received by any Company prior to the Closing.
(e)No Further Rights. From and after the Closing, the Company Equityholders shall cease to have any rights with respect to any shares of Company Common Stock and/or Company Preferred Stock, except each Company Equityholder shall, to the extent expressly provided for in the Consideration Schedule, the Governing Documents of the Company and this Article III, have the right to receive its Allocable Portion of the Merger Consideration and Additional Merger Consideration (if any), and any adjustment thereto pursuant to Section 3.3, as determined in accordance with the Consideration Schedule and the Governing Documents of the Company, subject to the conditions provided in this Article III, and all cash paid upon conversion of any shares of Company Common Stock and/or Company Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and/or Company Preferred Stock.
(f)Letter of Transmittal. As soon as practicable after the date hereof, Company shall send to each Shareholder a letter of transmittal, substantially in the form of Exhibit F hereto (a “Letter of Transmittal”, collectively, the “Letters of Transmittal”). As a condition precedent to each Shareholder’s receipt of its Allocable Portion of the Merger Consideration and any Additional Merger Consideration (if any), the Governing Documents of the Company and this Article III, such Shareholder shall deliver to the Company and Parent an executed Letter of Transmittal. Upon receipt of a duly executed Letter of Transmittal on or before two (2) Business Days prior to the Closing Date, the Appointed Agent shall cause the Payments Administrator to pay to such Shareholder its Allocable Portion of (i) the Closing Merger Consideration on the Closing Date and (ii) any Additional Merger Consideration (if any), to the extent payable hereunder after the Closing Date, within two (2) Business Days following receipt thereof. Upon receipt of a duly executed Letter of Transmittal after two (2) Business Days prior to the Closing Date, the Appointed Agent shall cause the Payments Administrator to pay to such Shareholder its Allocable Portion of (i) the Closing Merger Consideration within two (2) Business Days of receipt thereof and (ii) any Additional Merger Consideration (if any), to the extent payable hereunder after the Closing Date, within two (2) Business Days following receipt thereof. No interest will be paid or accrued on any portion of the Merger Consideration or Additional Merger Consideration payable to the Shareholders hereunder.
(g)Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Equityholder shall be entitled to receive its Allocable Portion of any Additional Merger Consideration until such time as such amount (or any portion thereof), if any, is distributed to such Company Equityholder pursuant to the terms and conditions of this Agreement or any other Ancillary Transaction Document, as applicable. The adoption of this Agreement and the approval of the Merger by the Requisite Shareholder Approvals shall constitute approval by the Company Equityholders of the Ancillary Transaction Documents (including the Escrow Agreement) and of all of the arrangements relating thereto (including, among other things, the placement of the Indemnity Escrow Amount and the Adjustment Escrow Amount in escrow).
2.2Post-Closing Adjustments.
(a)Within ninety (90) days after the Closing Date (the “Adjustment Notice Date”), Parent shall prepare and deliver to the Appointed Agent (i) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Working Capital (the “Statement of Closing Working Capital”), (ii) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Cash on Hand (the “Statement of Closing Cash on Hand”), (iii) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Indebtedness (the “Statement of Closing Indebtedness”), and (iv) a statement duly certified by Parent as accurately setting forth Parent’s good faith determination of the Closing Transaction Expenses (the “Statement of Closing Transaction Expenses”), in each case, with all supporting documentation. The Statement of Closing Working Capital, the Statement of Closing Cash on Hand, the Statement of Closing Indebtedness and the Statement of Closing Transaction Expenses are referred to herein, collectively, as the “Statements.” The Statements shall be based upon the books and records of Company and its Subsidiaries and shall in any event be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and the Closing Transaction Expenses, as applicable, in each case as set forth in Section 1.1 above, and in each case, based upon the Accounting Principles and the Working Capital Schedule. Until the Statements are finally determined pursuant to this Section 3.3, Parent shall afford the Appointed Agent (and its representatives and advisors) reasonable access to (x) all books and records relating to the Surviving Company and its calculations of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and the Closing Transaction Expenses that the Appointed Agent reasonably requests in connection with its review of the Statements and (y) reasonable access to the Surviving Company’s personnel who were involved in the preparation of the Estimated Statements.
(b)Each Statement shall be final and binding on the Parties unless the Appointed Agent shall, within thirty (30) days following the delivery of the Statements (the “Dispute Period”), deliver to Parent written notice of disagreement with such Statement (a “Dispute Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of such disagreement. If the Appointed Agent shall deliver a Dispute Notice with respect to a Statement before the expiration of the Dispute Period, then the disputed matters shall be resolved by the Appointed Agent, on behalf of the Company Equityholders, and Parent. If the Appointed Agent and Parent are unable to resolve all disagreements with respect to a Statement within thirty (30) days of receipt by Parent of a Dispute Notice with respect to such Statement, or such longer period as may be agreed by Parent and the Appointed Agent, then, within thirty (30) days after the end of such period, the Appointed Agent and Parent shall jointly select and retain a nationally recognized independent public accounting firm that is not the independent auditor of any of Parent, Company or the Surviving Company (the Person so selected, the “Accounting Firm”), who will act as an expert and not as an arbitrator. The Appointed Agent and Parent agree to jointly enter into a customary engagement letter with the Accounting Firm in connection with the retention of such Accounting Firm. The Accounting Firm will consider only those items and amounts set forth in the applicable Statement as to which Parent and the Appointed Agent have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement. Each Party may furnish to the Accounting Firm such written information and documents as it deems relevant, with copies of such submission and all such written documents and information being concurrently given to the other Party. The Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by the Parties (and the Parties agree to make available to the Accounting Firm such individuals and such information, books, records and work papers as may be requested by the Accounting Firm to fulfill its obligations hereunder) and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Firm. The Accounting Firm shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Closing Working Capital, a final Statement of Closing Cash on Hand, a final Statement of Closing Indebtedness and/or a final Statement of Transaction Expenses. Such report shall be final and binding upon Parent, the Appointed Agent and the Company Equityholders, and none of Parent, the Appointed Agent or the Company Equityholders shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees and expenses of the Accounting Firm shall be borne on a proportionate basis by the Appointed Agent, on behalf of the Company Equityholders, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. Parent and the Appointed Agent shall, and Parent shall cause the Surviving Company to, cooperate fully with the Accounting Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Firm or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable. For the avoidance of doubt, Parent and the Appointed Agent may elect to have any undisputed portion of the Adjustment Escrow Amount disbursed pursuant to a joint written instruction issued to the Escrow Agent, which disbursement shall be made in accordance with Section 3.3(d).
(c)If the amount representing the Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness or the Closing Transaction Expenses, in each case as reflected in the applicable Statement as finally determined in accordance with this Section 3.3, differs from the Estimated Closing Working Capital, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness or the Estimated Closing Transaction Expenses, respectively, as the case may be, the Estimated Closing Merger Consideration shall be adjusted on a dollar for dollar basis by the amount of such difference such that:
(i)if the Closing Working Capital as reflected in the Statement of Closing Working Capital is greater than the Estimated Closing Working Capital, then the Merger Consideration shall be increased by the amount of such excess, and if the Closing Working Capital as reflected in the Statement of Closing Working Capital is less than the Estimated Closing Working Capital, then the Merger Consideration shall be decreased by the amount of such shortfall;
(ii)if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is greater than the Estimated Closing Cash on Hand, then the Merger Consideration shall be increased by the amount of such excess, and if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is less than the Estimated Closing Cash on Hand, then the Merger Consideration shall be decreased by the amount of such shortfall;

(iii)if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Merger Consideration shall be decreased by the amount of such excess, and if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Merger Consideration shall be increased by the amount of such shortfall; and
(iv)if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are greater than the Estimated Closing Transaction Expenses, then the Merger Consideration shall be decreased by the amount of such excess, and if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are less than the Estimated Closing Transaction Expenses, then the Merger Consideration shall be increased by the amount of such shortfall.
If the adjustments, if any, under this Section 3.3 result in an aggregate reduction in the Merger Consideration, the Appointed Agent, acting on behalf of the Company Equityholders, and Parent shall direct the Escrow Agent to pay to Parent (by wire transfer to an account designated in writing by Parent) from the Adjustment Escrow Amount held in the Escrow Account the amount of such reduction within five (5) Business Days after the final determination of the adjustments. If the Adjustment Escrow Amount is not sufficient to pay the full amount of such aggregate reduction in the Merger Consideration, any such remaining amount may be satisfied from the Indemnity Escrow Amount. Conversely, if such adjustments result in an aggregate increase in the Merger Consideration, Parent shall remit to (i) the Payments Administrator or its designees, the portion of such increase payable to the Shareholders within five (5) Business Days after the final determination of the adjustments, for further distribution to the Shareholders, and (ii) the Surviving Company, the portion of such increase payable to the Company Optionholders within five (5) Business Days after the final determination of the adjustments, for further distribution to the Company Optionholders, in each case, as determined in accordance with the Consideration Schedule (which may be updated by the Appointed Agent to reflect the appropriate allocation of proceeds to the Company Equityholders, in accordance with the Governing Documents of Company, resulting from the final determination of the Merger Consideration pursuant hereto) and the Governing Documents of Company. Any payment to be made pursuant to this Section 3.3(c) will be treated by all Parties hereto for applicable Tax purposes as adjustment to the Merger Consideration (unless otherwise required by applicable Law).
(d)On the date that is five (5) Business Days following the final determination of Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness and the Closing Transaction Expenses pursuant to this Section 3.3, to the extent there is any portion of the Adjustment Escrow Amount remaining in the Escrow Account after the final adjustment payment(s) have been made in accordance with Section 3.3(c), the Appointed Agent and Parent shall direct the Escrow Agent to release from the Escrow Account the remaining portion of the Adjustment Escrow Amount to (i) the Payments Administrator, who shall allocate and distribute such amounts to the Shareholders, and (ii) the

Surviving Company, who shall allocate and distribute such amounts to the Company Optionholders, in each case, in accordance with the Consideration Schedule (as may be updated pursuant to Section 3.3(c) or otherwise by the Appointed Agent in accordance with the Governing Documents of Company), and shall pay each Company Equityholder its Allocable Portion of such amounts in accordance with the Consideration Schedule and the Governing Documents of Company.
2.3Withholding. Parent, Company, the Surviving Company and the Appointed Agent shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as are required to be deducted and withheld under applicable Laws. The Parties agree that, absent any change in Law, no deduction or withholding is required with respect to the Merger Consideration so long as the certifications pursuant to Section 11.1(j) is provided to Parent. In the event Parent, Company, the Surviving Company or the Appointed Agent determines that any deduction or withholding applies to any payment made under this Agreement, such Person will notify the Appointed Agent at least three (3) Business Days prior to making such payment and the Parties will use commercially reasonable efforts to eliminate or reduce any such deduction or withholding. To the extent that amounts are withheld and timely paid to the appropriate Governmental Entity on behalf of the Person in respect of which such amounts are withheld in accordance with applicable Laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to such Person. The Parties shall endeavor in good faith to minimize or avoid any such withholding in accordance with applicable Law.
2.4Payments Administrator. The Payments Administrator shall act as a payments administrator hereunder for the payment and delivery of amounts payable in exchange for shares of Company Common Stock and/or Company Preferred Stock due hereunder. Parent shall pay to the Payments Administrator (i) at the Closing, an amount equal to (x) the Closing Merger Consideration less (y) the Closing Option Consideration, and (ii) following the Closing, any Additional Merger Consideration due and owing to the Shareholders for further distribution to the Shareholders, as applicable. Following receipt of such amounts, the Payments Administrator shall hold the amounts pursuant to (i) this Agreement and (ii) the Payments Agreement, in trust for the benefit of such Shareholders. Any funds received by the Payments Administrator pursuant to this Agreement will not be used for any purpose except as expressly provided in the Payments Agreement. The Appointed Agent, on behalf of the Company Equityholders, shall be responsible for paying all fees and expenses of the Payments Administrator. For the avoidance of doubt, all Option Consideration payable to the Company Optionholders hereunder shall be paid in accordance with Section 3.2(c).
2.REPRESENTATIONS AND WARRANTIES OF COMPANY
As an inducement to Parent to execute and deliver this Agreement, Company makes the following representations and warranties to Parent as of the date hereof and as of the Closing Date.
2.1Corporate.
(a)Incorporation. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.
(b)Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(c)Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1(c) sets forth a true, correct and complete list of the jurisdictions in which Company is duly licensed or qualified to do business as a foreign corporation.
(d)No Subsidiaries. Company does not own, directly or indirectly, any capital stock or other equity or ownership security of any corporation, limited liability company, partnership or other entity.
(e)Directors and Officers. Company has delivered to Parent true, correct and complete copies of its charter, bylaws and similar organizational documents, including any amendments thereto. Set forth in Schedule 4.1(e) is a list of the directors and officers of Company.
(f)Governing Documents. Company is not in violation of any of its Governing Documents, and the Governing Documents of Company are in full force and effect.
2.2Capitalization.
(a)The authorized equity securities of Company are set forth on Schedule 4.2(a). All of the shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, none of the shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any applicable securities Laws and, except as set forth on Schedule 4.2(a) are not subject to and have not been issued in violation of any Governing Document, any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal, right of first offer, put or call rights or obligations, anti-dilution rights or other similar rights of any Person, and are free and clear of all Liens and other restrictions (including restrictions on transfer arising under applicable securities Laws). All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are held of record by the Persons set forth on Schedule 4.2(a). Except for the shares of Company Common Stock and Company Preferred Stock, the Company Options and any shares of Company Common Stock reserved for issuance under the Company Option Plan set forth on Schedule 4.2(b), there are no other equity interests in the Company issued, reserved for issuance or outstanding. There are no declared but unpaid dividends or distributions with regard to any issued and outstanding shares of Company Common Stock and Company Preferred Stock. There are no rights to have the shares of Company Common Stock or Company Preferred Stock registered for sale to the public in connection with the Laws of any jurisdiction. Except as set forth on Schedule 4.2(a), (i) there are no agreements to which the Company, any Company Equityholder, or to the Company’s Knowledge, any other Person is a party with respect to the voting, ownership or transfer of the shares of Company Common Stock or Company Preferred Stock; and (ii) the Company has no obligation to purchase, redeem or otherwise acquire any of the shares of Company Common Stock and Company Preferred Stock. There are no bonds, indentures, notes or other indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the shares of Company Common Stock or Company Preferred Stock may vote.
(b)Except as set forth on Schedule 4.2(b), there are no outstanding or authorized equity appreciation, phantom stock, profit participation (other than cash-based bonuses and commissions) or similar rights with respect to the Company. All Company Options were validly granted and properly approved by Company’s board of directors.
2.3Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Transaction Document to which Company is a party and to perform its obligations hereunder and thereunder (and to consummate the transactions contemplated hereby and thereby). The execution and delivery of this Agreement by Company and the Ancillary Transaction Documents to which Company is a party and the consummation by Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate or other proceedings on the part of Company and no Shareholder votes are necessary to authorize this Agreement or any other Ancillary Transaction Document to which the Company is a party or to consummate the Merger and the other transactions contemplated hereby and thereby (other than Company’s Requisite Shareholder Approval and the filing and recordation of the Certificate of Merger). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
2.4No Violation. Neither the execution and delivery of this Agreement, any other Ancillary Transaction Document to which the Company is a party or any other documents and instruments to be executed and delivered by Company pursuant hereto nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order to which the Company is subject, (b) other than as set forth in Schedule 4.4, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including under any “plant closing” or similar Law) or (c) subject to obtaining the consents, and providing the notices, described in Schedule 4.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company under, any term or provision of the Governing Documents of Company or of any Material Contract or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected. Except for the filing of the Certificate of Merger under the NYBCL and as set forth in Schedule 4.4, Company does not need to give any notice to, make any filing or registration with or obtain any Order, authorization, waiver, consent, declaration, or approval of any Governmental Entity in order for Company to consummate the transactions contemplated by this Agreement or any other

Ancillary Transaction Document to which Company is a party. Notwithstanding the foregoing or anything herein to the contrary, Company makes no representation or warranty as to any State Board of Pharmacy license and permit filings required in connection with the change of ownership of Company pursuant to this Agreement.
2.5Financial Matters.
(a)Financial Statements. Included as Schedule 4.5(a)(i) are financial statements of Company and its Subsidiaries (collectively, the “Financial Statements”) consisting of (i) the audited financial statements (including balance sheets and statements of operations, statements of changes in stockholders’ equity and cash flows) of Company and its Subsidiaries for each of the fiscal years ended December 31, 2019, 2020 and 2021 (including the notes contained therein or annexed thereto), and (ii) an unaudited balance sheet of Company and its Subsidiaries as of September 30, 2022 (the “Recent Balance Sheet”), and the related unaudited statements of income and cash flows for the nine (9) month(s) then ended. The Financial Statements: (A) are correct and complete in all material respects; (B) were prepared from and consistent with such financial statements as have been prepared and used by Company in the ordinary course of managing the business and measuring and reporting its operating results, and in accordance with the books and records of Company; (C) except as set forth on Schedule 4.5(a)(ii), are prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnote disclosure); and (D) fairly present, in all material respects, the assets, liabilities, financial position, results of operations and cash flows of Company as of the dates and for the periods indicated. No financial statements of any Person other than Company is required by GAAP to be included in the financial statements of Company.
(b)Books and Records. All books, records and accounts of Company are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Law. To the Company’s Knowledge, the Company has not identified or been notified in writing of (i) any significant deficiency or material weakness in the internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or any other current or former employee, consultant, contractor or director of Company who has a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.
(c)No Off-Balance Sheet Arrangements. There are no “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which Company is a party and has any continuing Liability.
2.6Tax Matters.
(a)Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them (taking into account applicable extensions), and all such Tax Returns are true, correct, complete, and accurate in all material respects. All Taxes due and payable by Company or its Subsidiaries (whether or not shown as due and owning on any such Tax Return) have been timely paid. The unpaid Taxes of Company as of the date of the Recent Balance Sheet have been accrued as of such date in accordance with GAAP, as in effect on such date and applied on a basis consistent with past practice, and, as of the Closing Date, do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past practice of Company in filing its Tax Returns.
(b)All Taxes required to be deducted or withheld by Company or its Subsidiaries from the amounts paid to any employee, agent, independent contractor, non-resident, stockholder, or creditor, have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Entity, and Company and its Subsidiaries have materially complied with all information reporting and backup withholding provisions of applicable Law (including completing and timely filing all Tax Returns required with respect thereto).
(c)Neither Company nor any of its Subsidiaries (i) is, or has ever been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return other than a group of which Company was the common parent, or (ii) has any liability or obligation for the Taxes of any other Person (other than another member of a group of which Company was the common parent) by reason of transferee or successor liability, operation of Law, or Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law). Except as set forth in Schedule 4.6, neither Company nor any of its Subsidiaries owns (nor has ever owned) an interest in another entity that is characterized as a partnership for income Tax purposes, and neither Company nor any of its Subsidiaries is a party to any Contract with any other party, which Contract is characterized as a partnership for income Tax purposes.
(d)Neither Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, sharing, or indemnity agreement (other than provisions in agreements entered into in the ordinary course of business that provide customary Tax indemnification).
(e)Neither Company nor any of its Subsidiaries has any outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.
(f)There are (i) no claims, deficiencies or assessments for Taxes asserted or threatened in writing by any Governmental Entity with respect to Company or its Subsidiaries which have not been paid or resolved, and (ii) except as set forth on Schedule 4.6(f), no ongoing Litigation, audits or examinations of any Taxes or Tax Returns relating to Company or any of its Subsidiaries and no such audit or examination is threatened in writing. Since January 1, 2018, no written claim has been received by Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction where Company or such Subsidiary does not pay Taxes or file Tax Returns that Company or such Subsidiary is or may be subject to taxation by, or is or may be required to file Tax Returns in, that jurisdiction, and neither Company nor any of its

Subsidiaries has any voluntary disclosure agreements or similar programs pending with any jurisdiction.
(g)There are no Liens for Taxes upon any property or assets of Company or its Subsidiaries other than for Taxes not due and payable.
(h)Neither Company nor any of its Subsidiaries is a party to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) that will be binding on the Company or its Subsidiaries after the Closing.
(i)Neither Company nor any of its Subsidiaries has ever been a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the past five (5) taxable years.
(j)Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date, or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) resulting from a change in a method of accounting in the Pre-Closing Tax Period, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date; (ii) use of the installment sale or open transaction method to report a disposition of property occurring prior to the Closing; (iii) except as set forth on Schedule 4.6(j)(iii), any prepaid amount received or deferred revenue accrued before the Closing; or (iv) intercompany transaction entered into prior to the Closing or excess loss account on the Closing Date, each as described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or foreign Law).
(k)Neither Company nor any of its Subsidiaries (i) owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code) or (ii) has made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as defined in Code Section 965(h)(6).
(l)Company is not, and has not been within the five (5)-year period ending as of the Closing Date, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).
(m)Neither Company nor any of its Subsidiaries has ever been party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2).
(n)Company and each of its Subsidiaries has collected all material sales, value-added or use Taxes required to be collected, and has remitted, all such amounts required to be remitted to the appropriate Governmental Entity (or has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with the Business).
(o)Neither Company nor any of its Subsidiaries has granted any power of attorney that is currently in effect with respect to Tax matters that will survive the Closing.
(p)Company and each of its Subsidiaries has disclosed on its respective federal income Tax Returns, as applicable, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(q)Neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement that will bind the Company or such Subsidiary after the Closing.
(r)Neither Company nor any of its Subsidiaries has (i) claimed or received, any Tax credits pursuant to the COVID-19 Laws, (ii) applied for or received a loan or grant pursuant to the COVID-19 Laws (including any loan obtained pursuant to Section 7(a) of the Small Business Act of 1953, as amended, and the Paycheck Protection Program in the CARES Act) that has not been fully forgiven, or (iii) deferred the payment of any payroll Taxes pursuant to the COVID-19 Laws.
(s)Neither Company nor any of its Subsidiaries (i) has a permanent establishment in any foreign country other than the country in which such entity is organized or (ii) engages (or has engaged) in a trade or business in any foreign country other than the country in which such entity is organized. Neither Company nor any of its Subsidiaries is, or has ever been, a party to any transaction or Contract with a related Person that is in material conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall be construed as providing a representation or warranty with respect to (A) the existence, amount, value, condition, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any tax attribute (including net operating loss, capital loss, Tax credit carryover or other Tax asset) of the Company or any of its Subsidiaries, or (B) any Tax position that Parent or its Affiliates (including the Company or its Subsidiaries) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date, and (ii) nothing in this Agreement (other than the representations and warranties set forth in Sections 4.6(c), 4.6(d), 4.6(h), 4.6(i), 4.6(j), 4.6(k), 4.6(o), 4.6(q), or 4.6(r) shall be construed as providing a representation or warranty that could give rise to indemnification pursuant to Article 10 for Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date).
2.7Transferred Receivables. All Transferred Receivables reflected on the Recent Balance Sheet, and those that have arisen since the date of the Recent Balance Sheet, (a) arose out of arm’s length transactions made in the ordinary course of business, (b) are valid and legally binding obligations of the parties obligated to pay such amounts, (c) are, to the Company’s Knowledge, collectible within reasonable periods and in the ordinary course of business consistent with past practice without the necessity of commencing Litigation, and (d) are, to the Company’s Knowledge, subject to no counterclaim or setoff (other than returns or trade discounts in the ordinary course of business consistent with past practice) and are not in dispute. Schedule 4.7 contains an aged schedule of the Transferred Receivables reflected on the Recent Balance Sheet.
2.8Inventory. All Inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP at the lower of cost (on an average cost basis) or market and (c) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.8, all Inventory is located at, or is in transit to or from, the Facilities. Company will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the Business immediately after the Closing consistent with past practice. Company has purchased all Inventory in compliance in all material respects with applicable Laws and Orders relating to imported goods.
2.9Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.9, since the date of the Recent Balance Sheet, Company has conducted its business consistent with past practice, and there has not been:
(a)No Adverse Change. Any material adverse change in the conduct, financial condition, business, prospects or operations of Company that would reasonably be expected to result in a Material Adverse Effect.
(b)No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business.
(c)No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees of Company whose annual compensation exceeds $75,000, including any bonus, (other than any increase that is made, or bonus that is paid, as required by the terms of any Benefit Plan), or any increase in the number of employees whose annual compensation exceeds $75,000.
(d)Benefit Plans. Any amendment, establishment or termination of any Benefit Plan, other than as required under applicable Law.
(e)No Labor Disputes. Any labor dispute, other than routine individual grievances that are not material to the conduct, financial condition, Liabilities, business, prospects or operations of the Business.
(f)No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any properties or assets of Company that are material to the Business, except for the sale of Inventory items in the ordinary course of business consistent with past practice.
(g)No Amendment of Contracts, Rights. Except as provided under Section 6.2, (i) any entering into, amendment or early termination of any

Contract relating to employment and to which Company is a party; (ii) any entering into, amendment or early termination of any Contract between Company and any shareholder, director or officer of Company (or with any relative, beneficiary, spouse or Affiliate of any such person); or (iii) any entering into, any amendment or early termination of any Material Contract to which Company is a party, or any release or waiver of any material claims or rights under any Material Contract to which the Company is a party, other than in the ordinary course of business consistent with past practice.
(h)Credit. Any grant of credit by Company to any material customer (including any distributor) of the Business on terms or in amounts more favorable than those that have been extended to such material customer in the past, any other change made by Company in the terms of any material credit heretofore extended in connection with the Business or any other material change of Company’s policies or practices with respect to the granting of credit in connection with the Business.
(i)Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability, other than the discharge or satisfaction in the ordinary course of business of current Liabilities reflected on the face of the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.
(j)Accounting Principles. Any material change in Company’s financial or Tax accounting principles or methods, except to the extent required by GAAP or applicable Law.
(k)Taxes. Any change or revocation of any material Tax election, filing of an amended Tax Return, settlement of any material Tax claim or assessment, surrender of any claim for a refund of Taxes, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(l)Commitments. Any entering into, amending, or early termination of any Contract to take any of the actions specified in this Section 4.9, other than this Agreement, or any act or omission that, if arising after the date of this Agreement, would constitute a breach of any covenant set forth in Section 6.2.
2.10Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 4.10, Company does not have any material Liabilities, other than: (a) material Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business and that do not arise from any material breach of a Material Contract; (b) Liabilities disclosed in this Agreement or in the Disclosure Schedule; or (c) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement or pursuant to a Permitted Financing. Except as set forth in Schedule 4.10, Company does not have any Liabilities relating to or affecting the Business for surcharges, special assessments or similar fees relating to the purchase of Inventory, and to Company’s Knowledge, no such surcharges, special assessments or similar fees are planned.
2.11No Litigation. Except as set forth in Schedule 4.11, there is no material Litigation pending or, to Company’s Knowledge, threatened against Company or its shareholders, directors or officers (in such capacity) that in any way involves the Business. To Company’s Knowledge, no event has occurred or action taken that is reasonably likely to result in such Litigation. Schedule 4.11 also identifies all Litigation to which Company or its shareholders, directors or officers (in such capacity) have been parties since January 1, 2019 that is related to the Business. Except as set forth in Schedule 4.11, Company is not subject to any Order.
2.12Compliance With Laws and Orders.
(a)Laws and Orders. Except as set forth in Schedule 4.12(a), Company is and has been in compliance in all material respects with all applicable Laws and Orders. Except as set forth in Schedule 4.12(a), since January 1, 2019, Company has not received notice of any material violation or alleged material violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of Company with any Governmental Entity have been filed and, when filed, were true, correct and complete in all material respects.
(i)Unemployment Compensation. Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Entities of the jurisdictions in which it is required to maintain such accounts, and each of such accounts has a positive balance.
(ii)OSHA. Company has delivered to Parent copies of all reports required to be filed by Company during the five (5) year period immediately preceding the date hereof under the Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports have been corrected.
(iii)Foreign Asset Control Regulations. Company is and has been in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Orders or Laws in respect thereof (collectively, “Control Regulations”). Neither Company nor, to the Company’s Knowledge, any Person with which Company has engaged in any transactions or business dealings (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Control Regulations (the “Lists”), (B) is a Person (as defined in the Executive Order) who has been determined by competent authority to be subject to the prohibitions contained in the Control Regulations or (C) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Control Regulations.
(iv)Questionable Payments. Neither Company nor any shareholder, director, officer, employee, or, to the Company’s Knowledge, agent or other Person associated with or acting on behalf of Company is an official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office. During the previous five (5) years, neither Company nor any director, officer, employee, or, to the Company’s Knowledge, agent or other Person associated with or acting on behalf of Company has, directly or indirectly, (A) used any funds of Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (B) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Company; (C) made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office from funds of Company (but excluding payments to Governmental Entities in amounts legally due and owing by Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of Company’s products or services or the execution or performance of a written Contract); (D) established or maintained any unlawful fund of monies or other assets of Company; (E) made any fraudulent entry on the books or records of Company; or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of value to any person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for Company, to obtain or retain special concessions for Company or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for Company or to secure any other improper advantage for Company.
(b)Licenses and Permits. Company has all material licenses, permits, approvals, registrations, certifications, consents and listings of all applicable Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business as currently conducted and the operation of the Facilities. All such licenses, permits, approvals, registrations, certifications, consents and listings are set forth in Schedule 4.12(b) and are in full force and effect. Except for past violations for which Company is not subject to any current Liability and to its Knowledge, cannot become subject to any future material Liability and except as set forth in Schedule 4.12(b), for the past five (5) years, Company (including its operations, practices, properties and assets) is and has been in compliance in all material respects with all such licenses, permits, approvals, registrations, certifications, consents and listings.
(c)Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 4.12, except for past violations for which Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 4.12(c), Company is and has been in compliance for the past five (5) years in all material respects with all Environmental Laws. Except as set forth in Schedule 4.12(c), there is no Litigation pending or, to Company’s Knowledge, threatened against Company in any way relating to the Environmental Laws. To Company’s Knowledge, there is no Litigation pending or threatened against any other Person whose

Liability therefor may have been retained or assumed by or could be imputed or attributed to Company pursuant to any Environmental Law. Except as set forth in Schedule 4.12(c), there are no past or present (or, to Company’s Knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans of or affecting Company that may (i) interfere with or prevent compliance or continued compliance with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. True, correct and complete copies of all environmental studies in the possession or control of Company, or to which Company has access, relating to any property with respect to which Company may have incurred Liability or for which Liability may be asserted against Company have been delivered to Parent. Without limitation, to the Company’s Knowledge, (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have ever been present on any of the Real Property, and (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have ever been present on any of the Real Property.
2.13Title to and Condition of Properties.
(a)Marketable Title. Company has good and marketable fee title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”) except for: (i) Permitted Liens, (ii) assets that are subject to the Personal Property Leases set forth in Schedule 4.15, (iii) the assets set forth in Schedule 4.13(a), and (iv) in the case of real property, except for (A) Liens for Taxes (1) not yet due and payable or (2) that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (B) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of such assets as currently utilized or adversely affect the marketability of such assets (collectively, the “Permitted Real Property Liens”). To Company’s Knowledge, none of Company’s assets is subject to recovery by any previous owner of such property under any theory of Law or contractual right.
(b)Condition. All tangible assets (real and personal) of Company currently used in the Business are in good operating condition and repair, free from any material defects (except for such minor defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Business) and have been maintained consistent with the standards generally followed in the industry. To the Company’s Knowledge, all buildings, plants and other structures owned or otherwise utilized by Company in operating the

Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business).
(c)Real Property. The Company does not now own, nor has the Company nor any of its Subsidiaries ever owned, any real property. Schedule 4.13(c) sets forth all real property leased, used or occupied by Company.
2.14Insurance.
(a)Insurance Policies. Schedule 4.14(a) sets forth a true, correct and complete list and description of all policies of fire, liability, product liability, general liability, workers compensation, health, product, recall and other forms of insurance owned or held by or for the benefit of Company (collectively, the “Business Insurance Policies”). Schedule 4.14(a) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each Business Insurance Policy. Company has delivered true, correct and complete copies of each Business Insurance Policy to Parent. Except as set forth on Schedule 4.14(a), Company has not received any notice of cancellation or termination with respect to any Business Insurance Policy, and to Company’s Knowledge, no event or condition exists or has occurred that could result in cancellation of any Business Insurance Policy prior to its scheduled expiration date. To Company’s Knowledge, Company has duly and timely made all claims that it has been entitled to make under each Business Insurance Policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any Business Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Business Insurance Policy. The Business Insurance Policies are sufficient in all material respects for compliance by Company with all requirements of Law and with the requirements of all Material Contracts. Section 4.14 does not apply to insurance with respect to any Benefit Plan.
(b)Business Insurance Policies and Liability Policies. Since January 1, 2019, all products liability and general liability policies maintained by or for the benefit of Company have been “occurrence” policies and not “claims made” policies (collectively, the “Liability Policies”). Schedule 4.14(b) indicates each Business Insurance Policy and each Liability Policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal seventy-five percent (75%) or more of the coverage limit. All Business Insurance Policies are valid, outstanding and enforceable policies. Except as set forth on Schedule 4.14(b), no Business Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. There is no claim by Company pending under any Business Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Company’s Knowledge, there is no basis for denial of any pending claim under any Business Insurance Policy. To the Company’s Knowledge, none of the insurance carriers providing coverage under the Business Insurance Policies or Liability Policies has declared bankruptcy or provided notice of insolvency to Company. Company has not been refused any insurance with respect to any aspect of the operations of the Business.
(c)Pending Insurance Claims. Schedule 4.14(c) sets forth a correct and complete list of all claims in excess of $50,000 that are pending under each Business Insurance Policy.
2.15Contracts and Commitments. Except as listed or described on Schedule 4.15, as of the date hereof, Company is not a party to or bound by any Contract (other than the Benefit Plans) that are of a type described below (such Contracts listed on Schedule 4.15 are referred to herein as the “Material Contracts”):
(a)Real Property Leases. Any Contracts for the lease or occupancy of Real Property (whether as lessor or lessee).
(b)Personal Property Leases. Any Contracts for the lease or use of personal property (whether as lessor or lessee) involving any remaining consideration, termination charge or other expenditure in excess of $50,000 (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than twelve (12) months.
(c)Purchase Commitments. (i) Any Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of $50,000 (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. (ii) Any Contracts relating to the purchase of Inventory except those made in the ordinary course of business at arm’s length. (iii) Any Contracts relating to the purchase of Inventory that, together with amounts on hand, constitute more than twelve (12) months normal usage. (iv) Any Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining consideration, termination charge or other expenditure on the part of Company in excess of $50,000 (or its foreign currency equivalent as of the date hereof).
(d)Sales Commitments. Any Contracts that aggregate in excess of $50,000 per year (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers.
(e)Contracts for Service. Any Contracts with any officer, director, employee, agent, consultant or other third party performing similar functions that is not cancelable by Company (i) on notice of not longer than thirty (30) days or (ii) without liability (including severance obligations or acceleration of benefits or vesting of benefits or compensation of any kind), penalty or premium of any nature or kind whatsoever (other than for payments, compensation and benefits earned prior to the termination).
(f)Powers of Attorney. Any power of attorney or proxy that is currently in effect.

(g)Collective Bargaining Agreements. Any collective bargaining Contract with any unions, guilds, works council, shop committees or other collective bargaining groups representing or purporting to represent employees who perform services for the benefit of the Company.
(h)Loan Agreements. Any Contracts relating to any Indebtedness of Company in excess of $50,000 (or its foreign currency equivalent as of the date hereof).
(i)Strategic Transactions. Any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Company or any Subsidiary of any operating business or material assets or the capital stock of any other Person.
(j)Governmental Contracts. Any Contracts with any Governmental Entity.
(k)Agreements Relating to Business Trade Rights. (i) Any consulting, development, joint development or similar Contract relating to, or any Contracts requiring the assignment of any interest in, any of the Business Trade Rights. (ii) Any Contract under which Company has granted or received a license or sublicense, other than “off the shelf” licenses pursuant to which Trade Rights are made available through regular commercial distribution channels on standard terms and conditions for a cost of not more than $50,000 per year.
(l)Restrictive Agreements. (i) Any Contract (A) prohibiting or restricting Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (B) that requires, by its terms, a minimum number of employees to be employed at a specific location, (C) containing any “most-favored nation”, “most-favored customer” or similar provisions or (D) granting any type of exclusive rights to any Person.
(m)Capital Expenditures. Any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000 by Company.
(n)Settlements. Any settlement, release, conciliation, resolution or similar Contract entered into since December 31, 2017 arising out of or related to any claim asserted by any Person (including any Governmental Entity).
(o)Financial Performance. Any Contract involving (i) payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of Company or (ii) minimum or guaranteed payments by Company to any Person.
(p)Other Material Contracts. Any other Contract of any nature and (i) involving any remaining consideration or other expenditure in excess of $50,000 (or its foreign currency equivalent as of the date hereof) per year, or (ii) involving any remaining performance over a period of more than twelve (12) months.

Schedule 4.15 sets forth an accurate and complete list of Material Contracts as of the date hereof, and Company delivered to Parent a true and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto.
2.16No Default. Each Material Contract is a valid and binding obligation of Company and, to the Company’s Knowledge, the other parties thereto. Each Material Contract is in full force and effect against Company, and to Company’s Knowledge, against the other parties thereto. Neither Company nor, to Company’s Knowledge, any other party to such Material Contract is in material breach or default under such Material Contract, and, to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract or cause the acceleration of any of the obligations of Company or such other party thereunder or result in the creation of any Lien on any of the capital stock or other equity interests or any of the material properties or material assets of Company. No Material Contract has been cancelled (other than in accordance with the terms of such Material Contract) or repudiated by Company, or to Company’s Knowledge, any other party thereto. Company has not received any written claim of default under any such Material Contract that remains uncured. Company has not received any written notice of any pending, proposed or threatened termination or amendment of any Material Contract.
2.17Labor Matters.
(a)Since January 1, 2019, Company has not experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. There is no unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against Company. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company’s Knowledge, threatened against Company. To Company’s Knowledge, there is no secondary boycott pending, threatened or anticipated with respect to any products or services of the Business. No representation petition with the National Labor Relations Board or any similar Governmental Entity relating to the employees of Company is pending, or to Company’s Knowledge, is threatened.
(b)Except for past violations for which Company is not subject to any current Liability and cannot become subject to any future Liability, since January 1, 2019, Company is and has been in compliance in all material respects with all applicable Laws or Orders relating to labor or employment practices or relations (including the terms and conditions of employment, management-labor relations, employee classification, records retention, equal opportunity employment, non-discrimination, disability accommodation, human rights, statutory and regulatory employer notice requirements, statutory and contractual leaves of absence, wage and hour issues, immigration, occupational safety and health, workers’ compensation, pay equity and human rights and the employment or termination of employment of their employees, including all such applicable Laws relating to equal employment opportunities, payment of wages and benefits or illegal discrimination, and employment-related COVID-19 measures), and Company is not and has not engaged in any unfair labor practice.
(c)All employees of Company are authorized and have legally required documentation to work in jurisdictions in which they are working.

Schedule 4.17(c) sets forth an accurate and complete list of all U.S.-based employees who are not U.S. citizens or permanent residents.
(d)Except as set forth in Schedule 4.17(d), there are no pending or, to Company’s Knowledge, threatened administrative charges, investigations, or court complaints against Company concerning alleged employment discrimination or other employment-related matters. No class action or multi-plaintiff employment-related Litigation is pending or, to Company’s Knowledge, threatened against Company. Company has not received any written assertion of any claim of any violation of any applicable Law or contractual obligation to any employee, former employee, or independent contractor or consultant since January 1, 2019.
(e)Except as set forth on Schedule 4.17(e), Company does not employ or engage, and has not employed or engaged, any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Company and reported on an IRS Form W-2.
(f)All employees and independent contractors of Company have been properly classified as such for wage payment, tax, ERISA and employee benefits purposes.
(g)Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment.
(h)In the last five (5) years, no allegations of sexual harassment or other discrimination or retaliation have been made in writing to Company against any individual in his or her capacity as an executive or management-level employee of Company. In the last five (5) years, there have not been, and there are no pending, to the Knowledge of Company, any charge of discrimination or sexual harassment filed with the Equal Employment Opportunity Commission or similar Governmental Entity against Company, nor, to the Knowledge of Company, has any such charge or similar claim been threatened, and no event has occurred or circumstances exist that could provide the basis for any such charge or claim.
(i)Since the date of the Recent Balance Sheet, Company has not had any adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which the Business is conducted.
2.18Employee Benefit Plans.
(a)Disclosure. Schedule 4.18(a) sets forth a true, correct and complete list of Benefit Plans.
(b)Documents. Company has made available to Parent true, correct and complete copies of the following information with respect to each Benefit Plan (if applicable):

(i)the Benefit Plan, including all amendments, or if there is not a written plan document, a written summary of the material terms and material conditions of the Benefit Plan;
(ii)the annual report, if required under ERISA, with respect to the Benefit Plan for each of the previous three (3) plan years for which such annual report was required by law to be provided prior to the Closing;
(iii)the current summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to the Benefit Plan;
(iv)if the Benefit Plan is funded in whole or in part through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement (including any applicable stop-loss insurance) and the latest financial statements thereof;
(v)the most recent determination letter or opinion letter received from the Internal Revenue Service (“IRS”) with respect to the Benefit Plan that is intended to be qualified under Section 401 of the Code;
(vi)each current contract with a third-party service provider for services with respect to a Benefit Plan (including, recordkeeping, actuarial services, investment advisor, COBRA or Affordable Care Act notices and filings); and
(vii)any written correspondence to, from or with any Governmental Entity relating to a Benefit Plan within the last three (3) years.
(c)Terminations, Proceedings, Penalties, Etc. No Benefit Plan is, and neither Company nor any ERISA Affiliate contributes to (or is required to contribute to) or has any Liability (contingent or otherwise) with respect to or within the last seven (7) years has sponsored, maintained, contributed to or had any Liability (contingent or otherwise) with respect to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA). Company does not have, and could not reasonably be expected to incur, any Liability under (A) Title IV of ERISA, (B) Section 412 of the Code, (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (D) Chapter 43 of the Code, in each case, by reason of being (x) a current or former member of a controlled group within the meaning of Section 4001(a)(14) of ERISA or 414 of the Code, or (y) treated as a single employer under Section 4001(b) of ERISA.
(d)Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section

4975 of the Code) with respect to any Benefit Plan for which a statutory or administrative exemption does not exist and for which any Liability remains unsatisfied.
(e)Full Funding. The funds available under each Benefit Plan that is intended to be a funded plan equal or exceed the amounts required to be paid, or that would be required to be paid if such Benefit Plan were terminated, on account of rights vested as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Benefit Plan).
(f)Payments and Compliance. With respect to each Benefit Plan, (i) all contributions, premium payments, distributions or other payments due to, from or made under or in connection with the Benefit Plan (or from Company with respect to each such Benefit Plan) required to have been made or paid as of the Closing have been so made or paid; (ii) each Benefit Plan and related trust has been established, administered, funded, and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws and Orders (including ERISA and, the Code and any applicable local Laws); (iii) all reports and information relating to the Benefit Plan required to be filed with any Governmental Entity has been timely filed (with extensions) or disclosed and, at the time of such filing was true and correct in all material respects; (iv) that is intended to qualify under Section 401 of the Code, such Benefit Plan has received a favorable determination letter from the IRS on which it may rely and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, or such Benefit Plan is on a prototype or volume submitter form, the sponsor of which has received an opinion or advisory letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that has materially adversely affected or is reasonably likely to materially adversely affect such qualification or exemption; (v) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to Company’s Knowledge, threatened with respect to the Benefit Plan or against the assets of the Benefit Plan; and (vi) the Benefit Plan is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens. Neither the Company nor any of its Subsidiaries has or could be reasonably expected to have any Liability (whether or not yet assessed) under Chapter 43 of the Code or for failure to comply with any of Sections 6055 or 6056 of the Code, or, in connection with the provision of any Benefit Plan, Sections 6721 or 6722 of the Code, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability with respect to any period prior to the Closing. With respect to each insurance policy that provides benefits under or with respect to a Benefit Plan: (A) the policy is in full force and effect and Company has not received any notice of cancellation or termination in respect thereof; and (B) the policy is not subject to any currently enforceable retroactive rate or other premium adjustment arising wholly or partially out of any events arising prior to the Closing.
(g)Post-Retirement Benefits. Except as expressly required by Law (including under Sections 601 through 609 of ERISA or 4980B of the Code), or through the end of the month in which termination of employment occurs (to the extent required by the terms of the applicable Benefit Plan), no Benefit Plan provides life insurance, medical, dental, vision or prescription drug benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Company beyond their retirement or other termination of service, and Company has no obligation to provide or contribute toward the cost of such coverage or benefits.
(h)No Triggering of Obligations. Except as set forth on Schedule 4.18(h)(1), the consummation of the transactions contemplated hereby either alone or in combination with any other event will not (i) entitle any current or former employee, director or independent contractor of Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor of Company or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. Except as set forth on Schedule 4.18(h)(2), neither the execution and delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement could reasonably be expected to (either alone or in conjunction with any other event) result in any payments or benefits that may be considered “parachute payments” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or that would otherwise (A) not be deductible by Company, Parent or any of their Affiliates under Section 280G of the Code, or (B) cause any “disqualified individual” (as set forth under Section 280G of the Code) of Company to incur any excise Tax under Section 4999 of the Code.
(i)Future Commitments. Company has no announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plans.
(j)409A. All Company Options were granted with an exercise price no less than the fair market value of a share of Company Common Stock on the date of grant, in accordance with Code Section 409A and related regulatory guidance.
2.19Employees; Compensation
. Schedule 4.19 contains a true, correct and complete list of (a) all employees of Company, (b) each such employee’s position or job title (including whether full or part time) and location of employment, (c) each such employee’s hire date and employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), (d) each such employee’s annual rate of compensation, including base salary or hourly wage rate as applicable and commissions, bonuses, and/or other incentive-based compensation, and (e) each such employee’s exempt or non-exempt status with respect to entitlement to overtime payments.
2.20Trade Rights; Information Technology.
(a)Schedule 4.20(a) contains a true, correct and complete list of (i) all registered Business Trade Rights owned by the Company and (ii) all material unregistered Business Trade Rights owned by the Company (in each case to the extent susceptible to listing). Schedule 4.20(a)(i) also specifies the jurisdictions in which any registered owned Business Trade Rights are registered. All Business Trade Rights set forth in Schedule 4.20(a) are in good standing and, if registered, have been properly registered and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct the Business, as it is currently being conducted, Company does not require any Trade Rights that it does not already have. To Company’s Knowledge, Company is not infringing and has not infringed any Trade Rights of another, nor is there any basis upon which a claim or challenge for infringement could be made. To Company’s Knowledge, no person or entity is infringing or has infringed any of the Business Trade Rights that are owned by the Company. Except as set forth in Schedule 4.20(a), Company has not granted any license or made any assignment of any of the Business Trade Rights, and no person or entity other than Company has any right to use any of the Business Trade Rights. To Company’s Knowledge, all Trade Rights that are used by Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. Company has no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of Company, and Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information. Company has maintained the confidentiality of all material Business Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Business Trade Rights. Except as set forth in Schedule 4.20(a), Company does not pay any royalties or other consideration for the right to use any Trade Rights of others.
(b)Except as set forth on Schedule 4.20(b), (i) all Information Technology utilized in the Business is either owned by, or leased or licensed to, Company and as of the date hereof, no notice of defect has been sent or received by Company; and (ii) to the Company’s Knowledge, in the three years prior to the date hereof, there has been no unauthorized access, use, intrusion, or Data Breach, or failure, breakdown, performance reduction, or other adverse event affecting any Information Technology, that has caused or could reasonably be expected to cause any: (A) substantial disruption of or interruption in or to the Business; (B) loss, destruction, damage, or harm of or to Company or its operations, personnel, property, or other assets; or (C) Liability to Company. In the three years prior to the date hereof, Company has not been required to notify any Person or Governmental Entity of any Data Breach.
(c)Company has in place and maintains an information security program (the “Information Security Program”) that ensures reasonable security and complies with Privacy Laws. The Information Security Program: (i) includes policies and procedures regarding Personal Information and the Processing thereof, that meet commercially reasonable standards in the industry of Company; (ii) includes reasonable and appropriate administrative, physical and technical safeguards to ensure the confidentiality, availability, integrity and resiliency of Personal Information and protect the security and integrity of any Personal Information and in accordance with the Privacy Laws; (iii) includes reasonable disaster recovery, business continuity, incident response, risk and vulnerability assessment, penetration testing, and security plans, procedures, and facilities; (iv) protects the Information Technology against Data Breaches and Malicious Code; and (v) provides for the regular back-up and prompt recovery of the data and information necessary for the conduct of the Business without material disruption to, or material interruption in, the Business. Company is not in breach or default of any Contract relating to the Information Technology or Company Data. All Contracts relating to the Information Technology are valid and binding, and no Contract that relates to the Information Technology has been the subject of any breach by any of Company or, to the Knowledge of Company, any other Person, and Company (A) has not waived any breach thereof by any other Person; (B) has not received any notice of termination of any such Contract; and (C) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of Company (other than termination on notice in accordance with the terms of such Contract).
(d)To the Knowledge of Company, the Information Technology is free from any defect, bug, virus, design or documentation error, corruptant, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door, time bomb (each, a “Contaminant”), and any undocumented hidden command, undocumented hidden code, undocumented instructions key or any other code or instruction that may be used to access, modify, delete, damage or disable any of the Information Technology without the authorization of the end user (each, a “Disabling Code”, and collectively with a Contaminant, “Malicious Code”).
(e)Company’s conduct, operation of the Business, data, privacy and security practices and Processing with respect to Company Data, including Personal Information, conform to and comply with, and at all times have conformed to and complied with in all material respects, in each case, all applicable Privacy Laws.
(f)To Company’s Knowledge, no circumstance has arisen in which Privacy Laws have resulted in or would require Company to notify a Governmental Entity or individuals of a Data Breach.
(g)Company complies and has complied in all material respects at all times with all Company Privacy Policies and Privacy Laws. To Knowledge of Company, there is no circumstance that would reasonably be expected to give rise to any, written claims, notices or complaints regarding the data privacy practices of any of Company, the use of any Personal Information by Company or those acting on its behalf, or otherwise alleging noncompliance or potential noncompliance with any Privacy Laws or Company Privacy Policies, nor has Company been subject to litigation relating to compliance with Privacy Laws or its Processing of Personal Information.
2.21Customers; Suppliers; Membership Program.
(a)Customers. Schedule 4.21(a) contains a true, correct and complete list of customers to which the Company sold a particular good or service for an amount that exceeds $50,000, including distributors, for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer or distributor during each such year and whether such customer is an Affiliate or a third party. To the Knowledge of the Company, as of the date hereof, there are no existing or anticipated material changes in the relationships between Company and any of the customers or distributors described in Schedule 4.21(a).
(b)Suppliers. Schedule 4.21(b) contains a true, correct and complete list of (i) the twenty (20) largest suppliers for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party and (ii) each supplier from which Company acquired a particular good or service only from such supplier where the total amount of purchases from such supplier in respect of such particular good or service exceeded $50,000 (or its foreign currency equivalent as of the date hereof) for each of the two (2) most recent fiscal years. To the Knowledge of the Company, as of the date hereof, there are no existing or anticipated material changes in the relationships between Company and any of the suppliers described in Schedule 4.21(b).
(c)Membership Program. Schedule 4.21(c) sets forth a true and accurate description of: (i) the benefits and services offered and provided to customers of the Business pursuant to the Membership Program, together with the average monthly and annual subscription rates charged by Company for membership to the Membership Program; (ii) any written marketing programs, policies and practices, if any, related to the Membership Program in use on the date hereof; and (iii) the terms and conditions of the Membership Program. Company has administered the Membership Program in compliance in all material respects with the (x) written marketing programs, policies and practices and (y) terms and conditions of the Membership Program, in each case, set forth on Schedule 4.21(c). As of December 31, 2020, there were 33,435 monthly Subscribers and 72,276 annual Subscribers. As of December 31, 2021, there were 54,339 monthly Subscribers and 72,975 annual Subscribers. As of December 31, 2022, there were 82,344 monthly Subscribers and 70,821 annual Subscribers. Schedule 4.21(c) also sets forth the number of Membership Program refunds provided by Company to customers of the Business during calendar years 2020, 2021 and 2022.
2.22Product Warranty and Product Liability. Schedule 4.22 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products/Services under which Company could have any Liability. Schedule 4.22 sets forth the aggregate annual cost of performing warranty obligations for each of the previous three (3) fiscal years and the current fiscal year through September 30, 2022. Schedule 4.22 also contains a description of all pending warranty claims where the amount in question exceeds, or is reasonably likely to exceed, $50,000 (or its foreign currency equivalent as of the date hereof) during any calendar year. Since September 30, 2022, Company has not made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming exceeding $50,000 (or its foreign currency equivalent as of the date hereof), in each case.

2.23Certain Relationships to Company.
(a)Contracts with Affiliates. All Contracts or other obligations (including, without limitation, any obligation of any employee and/or director of Company to repay any amount loaned to such employee and/or director by Company (collectively, the “Employee Loans”)) between Company and any Affiliate of Company are described in Schedule 4.23(a).
(b)No Adverse Interests. No Affiliate of Company has any direct or indirect interest in or other business relationship or arrangement with (i) to the Company’s Knowledge, any person or entity that does business with Company or is competitive with the Business or (ii) any property, asset or right that is used by Company in the operations of the Business.
(c)Exclusion. This Section 4.23 does not apply to Benefit Plans or compensation, benefits or employment or consulting arrangements between Company and any of its employees and consultants.
2.24Assets and Services Necessary to Business. Except as set forth in Schedule 4.24 and with respect to Inventory sold in the ordinary course of business, the building, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Company, together with all other material properties and assets of Company, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
2.25Bank Accounts. Schedule 4.25 sets forth a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
2.26No Brokers or Finders. Neither Company nor any of its shareholders, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.
2.27Disclosure. Each copy of an original document included in the Disclosure Schedule is a true, correct and complete copy of such document and includes all exhibits, schedules, amendments, supplements or other modifications to such document.
3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub represent and warrant to Company as of the date hereof and as of the Closing Date as follows.
2.1Corporate.

(a)Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.
(b)Corporate Power. Parent and Merger Sub have requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(c)No Prior Activities. Merger Sub is wholly owned Subsidiary of Parent, and Parent owns beneficially and of record all of the outstanding shares of common stock of Merger Sub, which shares of common stock were validly issued, fully paid and non-assessable. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or Liabilities incurred in connection with the transactions contemplated by this Agreement and described herein, Merger Sub has not or will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
2.2Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent and Merger Sub. No other or further corporate act or proceeding on the part of Merger Sub, Parent or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered pursuant hereto or the consummation of the transactions contemplated hereby and thereby, other than the filing and recordation of the Certificate of Merger. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto will constitute, valid and binding agreements of Parent and Merger Sub, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
2.3No Brokers or Finders. Except for CapM LLC, neither Parent, Merger Sub nor any of their respective shareholders, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.
2.4Absence of Conflicts. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Transaction Documents to which Parent and Merger Sub is or will be party does not, and the consummation of the transactions contemplated herein and therein by Parent or Merger Sub will not violate, conflict with, or result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach of) under (a) any of the terms, conditions or provisions of Parent or Merger Sub’s Governing Documents or (b) any applicable Law, except in the case of clause (b), where the violation, conflict, breach or default would not adversely affect or delay Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.
2.5Governmental Consents and Filings. Except for the filing of the Certificate of Merger and those filings and notices set forth in Annex I, assuming the accuracy of the representations of Company in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity or any other Person is required on the part of Parent or Merger Sub or any Subsidiary thereof in connection with the consummation of the transactions contemplated by this Agreement or any other Ancillary Transaction Document.
2.6Litigation. There is no Litigation pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, or affecting Parent or Merger Sub at law or in equity, or before or by any Governmental Entity, with the object of seeking to restrain, enjoin or prevent the consummation of the transactions contemplated hereby.
2.7Sufficiency of Funds. Parent has, and on the Closing Date will have, immediately available funds sufficient to pay the Base Purchase Price and make the other payments required to be made by it hereunder.
2.8No Additional Representations and Warranties. Except for the representations and warranties set forth in Section 4, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its Business. Neither the Company nor any of its stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any Liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in each case as set forth in this Agreement.
4.COVENANTS PRIOR TO THE CLOSING
2.1Pre-Closing Access to Information. From the date hereof until the Closing, except as prohibited by applicable Law, Company shall, and shall cause all of Company’s officers, directors, employees, agents, independent accountants and advisors to, furnish to Parent and its representatives, at reasonable times and places and upon receipt of reasonable advance notice, (a) such access to the Facilities as Parent may from time to time reasonably request; (b) such access to the assets, books and records of Company as Parent may from time to time reasonably request; and (c) such access to financial and operating data and other information relating to the Business as Parent may from time to time reasonably request. Parent shall be entitled to inspect, examine, audit and photocopy all of such documents. In addition, during such period, with the prior consent of Appointed Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and its representatives shall have access to the Facilities, the suppliers, customers, officers, employees and agents of Company and others having business dealings with Company for the purpose of performing Parent’s due diligence investigation; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Company, under the supervision of Company personnel and in such a manner as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, Company shall not be required to disclose any information to Parent if such disclosure would, in Company’s reasonable discretion: (i) cause significant competitive harm to Company and the Business if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Company, neither Parent nor its representatives shall contact any suppliers to, or customers of, Company.
2.2Conduct of Business Pending the Closing. From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement or otherwise consented to by Parent in writing:
(a)No Changes. Company shall conduct the Business only in the ordinary course of business consistent with past practice.
(b)Maintain Organization. Company shall take such action as is commercially reasonable to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises relating to the Business. Company shall use its commercially reasonable efforts to preserve the Business intact, to keep available to Parent the current employees of the Business and to preserve for Parent its current relationships with suppliers, customers, officers, employees and agents of Company and others having business dealings with Company.
(c)No Breach. Neither Company nor any Affiliate shall do or omit any act that is in breach of any Material Contract or that results in any material Liability of Company under such Material Contract.
(d)No Material Contracts. Subject to applicable Law, Company shall not enter into Contracts of any type, except for Contracts that are in the ordinary course of business consistent with past practice or pursuant to a Permitted Financing. Subject to applicable Law, Company shall not amend in any material respect or terminate any Material Contract, or waive any material rights thereunder, other than in the ordinary course of business consistent with past practice. Notwithstanding the foregoing or anything herein to the contrary, Company shall be permitted to conduct one or more debt financings or sales of Company Common Stock or Company Preferred Stock to existing Company Equityholders for the purpose of obtaining working capital to fund the Company’s operations (each, a “Permitted Financing”), so long as such Permitted Financing: (A) would not prevent, impede, delay or hinder the consummation of the transactions contemplated by this Agreement in any manner; (B) if in the form of a debt financing, constitutes Indebtedness hereunder (to the extent amounts pursuant thereto are outstanding on the Closing Date); and (C) would not adversely affect Parent or Merger Sub in any material respect.

(e)No Capital Expenditures. Company shall not make capital expenditures, nor commit to make capital expenditures, in excess of $25,000 (or its foreign currency equivalent as of the date hereof), except pursuant to a Material Contract disclosed in Schedule 4.15) or as required by applicable Law.
(f)Maintenance of Insurance. Company shall maintain all of the insurance, or materially similar renewal or replacement coverage, described in Schedule 4.14.
(g)Maintenance of Property. Company shall use, operate, maintain and repair all property in a normal business manner consistent with past practice. Company shall not sell, lease, grant or otherwise transfer or dispose of any properties or assets of Company, except for the sale of Inventory items in the ordinary course of business consistent with past practice.
(h)Interim Financials. Company shall provide Parent with such interim monthly financial statements and other management reports as Company has prepared and used in the ordinary course of managing the Business and measuring and reporting its operating results, as and when they are available. Such financial statements shall be prepared in accordance with the representations and warranties set forth in Section 4.5.
(i)No Negotiations. Until this Agreement has been terminated in accordance with its terms, Company shall not directly or indirectly (through a representative or otherwise) solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any person or entity other than Parent relating to the sale or other disposition of Company or any portion thereof (other than the sale of Inventory items in the ordinary course of business consistent with past practice) (an “acquisition proposal”), and Company shall immediately provide Parent with written notice of any such acquisition proposal and the terms thereof.
(j)Trade Rights. Subject to applicable Law, Company shall not negotiate or enter into any license of any Business Trade Right, whether as licensor or as licensee. Company shall make all filings and payments, and complete all other action, each, as consistent with past practice to the extent in accordance with applicable Law, that fall due after the date hereof and prior to the Closing to obtain and maintain Company’s rights in and to all Business Trade Rights.
(k)Taxes. Unless required by Law, Company shall not (i) make any material elections or changes in the current elections with respect to Taxes, (ii) settle or compromise any material Tax liability, (iii) change an annual accounting period, (iv) change any Tax accounting method, (v) file any amended Tax Returns, (vi) enter into any closing agreement, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (vii) fail to pay any Tax when it becomes due and payable (including any estimated Tax payments).
(l)Location of Inventory. Company shall not process, use or store any Inventory at any location other than the Facilities or the locations set forth in Schedule 4.8.

(m)Employees. Except in the ordinary course of business consistent with past practice or as otherwise required by Law or existing Contract or Benefit Plan, Company shall not (i) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any director, officer, employee, individual independent contractor or consultant, (ii) institute, adopt, terminate, or amend (or commit to institute, adopt, terminate, or amend) any Benefit Plan, (iii) implement any terminations or layoffs except due to misconduct or poor performance or (iv) engage any new employee or individual independent contractor with a salary that exceeds $75,000 on an annual basis.
(n)Commitments. Neither Company nor any Affiliate shall directly or indirectly enter into any Contract, or make any commitment, with respect to any act or omission that is prohibited by this Section 6.2.
2.3Certain Filings. Each Party shall use commercially reasonable efforts to make or obtain or cause to be made or obtained, in cooperation with the other Parties and to the extent applicable and as promptly as practicable prior to the Closing Date, all required approvals, permits, registrations, filings (including merger control filings) and notices appropriate under applicable Regulatory Laws and other Laws, and all other required approvals and permits from, and registrations and filings with, applicable Governmental Entities, relating to the transactions contemplated hereby, at Parent’s sole expense; provided, however, that Parent and the Appointed Agent, on behalf of the Company Equityholders, shall each pay fifty percent (50%) of the filing fees in connection with State Board of Pharmacy license and permit filings required in connection with the change of ownership of Company pursuant to this Agreement. Prior to the Closing Date, each Party shall use commercially reasonable efforts to (a) respond at the earliest practicable date to any requests for additional information made by the other Party or any Governmental Entity with respect to all filings made under Regulatory Laws or other Laws, (b) take all actions necessary to cause the waiting periods for all filings made under Regulatory Laws to terminate or expire at the earliest possible date, (c) take or cause to be taken all actions necessary to obtain any required approvals of any applicable Governmental Entity and (d) resist in good faith, at its cost (including, at the reasonable discretion of Parent, the institution or defense of Litigation), any assertion that the transactions contemplated hereby constitute a violation of Regulatory Laws or other Laws, all to the end of expediting consummation of the transactions contemplated hereby. However, nothing in this Agreement shall require that Parent divest, license, sell or hold separate any of its or its Affiliates’ (including, for this purpose, the Company’s) assets, businesses or properties or enter into a consent decree or assume any other obligations with respect to the ongoing operations of Parent and/or its Affiliates (including, for this purpose, the Company). With regard to any Governmental Entity, none of Company or any of its Affiliates or agents, without Parent’s advance written consent, shall discuss or commit to any divestiture, consent decree or consent agreement, or discuss or commit to alter Company’s businesses or commercial practices in any way with any Governmental Entity. The Parties shall promptly inform each other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby and shall permit each other to review in advance any proposed communication to any Governmental Entity, subject to applicable Law and provided that the Parties shall not be required to provide to each other with any documents or other materials related to a Party’s valuation of the transactions contemplated by this Agreement. Prior to the Closing Date, Parent shall use commercially reasonable efforts to consult with the Appointed Agent, and Company and Appointed Agent shall use commercially reasonable efforts to consult with Parent, prior to any meetings, by telephone or in person, with the staff of any Governmental Entity regarding the transactions contemplated hereby, and to the extent practicable, each Party may have are representative present at any such meeting.

2.4Notification. Prior to the Closing, Company shall promptly notify Parent (after Company has notice thereof), and Parent shall promptly notify Appointed Agent (after Parent has notice thereof), and keep such other Parties advised, as to any Litigation pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby. In addition, prior to the Closing, Company shall promptly notify Parent (after Company has Knowledge thereof), and keep Parent advised, as to any event, occurrence, development, circumstance, effect, fact, condition, change or other matter that has a Material Adverse Effect.
2.5Disclosure. Company shall promptly notify Parent in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule on the date hereof or would cause the representations and warranties of Company made pursuant to this Agreement not to be true, correct and complete as of the date hereof, but no such disclosure shall cure any breach of any representation or warranty. For purposes of determining the accuracy of the representations and warranties of Company made pursuant to this Agreement, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information contained in any notification to Parent pursuant to this Section 6.5 or otherwise.
2.6Payoff Letters; Lien Releases
. At least five (5) Business Days prior to the Closing Date, Company shall deliver to Parent executed prepayment notices (to the extent the agreements underlying such Indebtedness require such notice) and at least two (2) Business Days prior to the Closing Date, Company shall deliver to Parent payoff letters in respect of each holder of Indebtedness reasonably satisfactory to Parent with respect to the payment of the “payoff amount” specified therein and the release of the Liens relating thereto (“Payoff Letters”). The Payoff Letters shall (a) correctly specify the amounts, including any applicable premiums, fees, costs and expenses, necessary to repay such Indebtedness and completely discharge the obligations of Company with respect to such Indebtedness and (b) release, terminate and discharge any Liens (other than Permitted Liens) on any assets or properties of Company relating to such Indebtedness and any guarantees thereof. Parent and its representatives shall be permitted a reasonable period of time to review and comment on the drafts and execution versions of all such payoff, release, termination, and discharge documentation.
2.7Option Cancellation Agreements. Company will take commercially reasonable efforts to obtain an executed Option Cancellation Agreement, substantially in the form of Exhibit G hereto, from each Company Optionholder (other than any Company Optionholder holding only Underwater Options).
5.ADDITIONAL COVENANTS
2.1Post-Closing Access to Information; Cooperation.
(a)For a period of six (6) years following the Closing Date, Parent shall cause Company to maintain all books and records of Company relating to periods ending on or prior to the Closing Date in a manner reasonably consistent with the prior practices of Company and shall provide the Appointed Agent with reasonable access to such books and records (for the purpose of examining and copying) upon reasonable notice during normal business hours, in each case, as may be necessary for any legitimate business purpose, including the defense of litigation, the preparation of Tax Returns and the management and handling of Tax audits.
(b)After the Closing, each Party hereto shall cooperate, as and to the extent reasonably requested by the other Parties, in connection with (i) the preparation of any Tax Return, any audit or other examination or any judicial or administrative proceedings relating to Liabilities for Taxes and (ii) any litigation, arbitration or similar proceeding brought by or against any third party in connection with (A) the transactions contemplated hereby or (B) any fact or condition relating to Company’s business, Liabilities or assets prior to the Closing. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant books, records, information and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter, executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all reasonable out-of-pocket costs directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party.
(c)From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Parties; provided, however, nothing in this Section 7.1(c) shall require a Party or its Affiliates to pay money to, commence or participate in any Litigation with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.
2.2Tax Matters.
(a)Tax Returns of Company.
(i)Parent and Company and its Subsidiaries shall elect to file a consolidated U.S. federal income Tax Return for the taxable year of Parent that includes the day after the Closing Date.  The Parties acknowledge and agree that, as a consequence of the Merger, the taxable year of the Company and its Subsidiaries shall close for U.S. federal income Tax purposes at the end of the day on the Closing Date, and to the extent applicable Laws in other jurisdictions so permit, the taxable year of the Company and its Subsidiaries shall close at the end of the day on the Closing Date, and that all income Tax Returns of the Company for such taxable year shall, unless Parent and the Appointed Agent agree in writing otherwise, be filed on this basis to the extent permitted under applicable Laws.  At the Company Equityholders’ sole expense, the Appointed Agent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Company and its Subsidiaries for any Pre-Closing Tax Period other than a Straddle Period (the “Company Returns”). At Parent’s sole expense, Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Company and its Subsidiaries for any Straddle Period

(the “Parent Returns”). All Company Returns and Parent Returns shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law assuming such manner complies with a “more likely than not” standard; provided that, to the extent applicable, Parent Returns shall take into account any deductions or other tax attributes available under applicable Law to reduce the amount of Taxes (including any net operating loss, capital loss, Tax credit or other Tax asset) of the Company or any of its Subsidiaries attributable to the portion of the Straddle Period ending on the Closing Date in such Parent Return. The Appointed Agent shall provide Parent with copies of all Company Returns no later than thirty (30) days (or, in the case of non-income Company Returns, such shorter period as is reasonably practicable under the circumstances) prior to filing thereof (including applicable extensions) for Parent’s review and shall incorporate all of Parent’s reasonable comments provided within twenty (20) days (or, in the case of non-income Company Returns, such shorter period as is reasonably practicable under the circumstances) after Parent’s receipt of such Company Return. Parent shall provide the Appointed Agent with copies of all Parent Returns no later than thirty (30) days (or, in the case of non-income Company Returns, such shorter period as is reasonably practicable under the circumstances) prior to filing thereof (including applicable extensions) for the Appointed Agent’s review and shall incorporate all of Appointed Agent’s reasonable comments provided within twenty (20) days (or, in the case of non-income Parent Returns, such shorter period as is reasonably practicable under the circumstances) after Appointed Agent’s receipt of such Parent Return. If the amount of any Taxes included in Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses or otherwise as a liability in determining the Merger Consideration in accordance with Section 3.3 exceeds the amount of such Tax shown as payable on any Company Return or, in the case of a Parent Return for a Straddle Period, the amount allocated to the Pre-Closing Tax Period in accordance with Section 7.2(a)(ii), then Parent shall promptly pay to the Appointed Agent (for further distribution to the Company Equityholders) an amount equal to such excess within five (5) Business Days after the filing of such Company Return or Parent Return. If the amount of Tax shown as payable on any Company Return or, in the case of a Parent Return for a Straddle Period, the amount allocated to the Pre-Closing Tax Period in accordance with Section 7.2(a)(ii), exceeds the amount of such Tax included in Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses or otherwise as a liability in determining the Merger Consideration in accordance with Section 3.3, the Appointed Agent shall cause the amount of such excess to be paid to Parent.
(ii)In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax for the entire period multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property

(whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date.
(iii)Without the prior written consent of the Appointed Agent (not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Affiliates (including Company and its Subsidiaries after the Closing) shall, with respect to Company or any of its Subsidiaries, (1) make, revoke or change any Tax election, (2) adopt or change any accounting method (unless required or such method is an impermissible method), (3) file (other than pursuant to Section 7.2(a)), modify or amend any Tax Return, (4) file any Tax Return in a jurisdiction where Company or any of its Subsidiaries did not file Tax Returns prior to the Closing Date with respect to which the original due date (including applicable extensions) has passed as of the date of this Agreement, (5) settle or compromise any Tax claim, audit, or proceeding, or surrender any right to claim a Tax Refund or (6) other than the Sales Tax VDAs, make any voluntary disclosure to a Governmental Entity, in each case with respect to any taxable period commencing on or before the Closing Date.
(b)Transfer Taxes. All federal, state, local, foreign and other transfer, sales, use, gross receipts, gains, real property transfer, excise, stamp, conveyance and similar Taxes applicable to, imposed upon or arising out of the transactions contemplated hereby (the “Transfer Taxes”) shall be borne and timely paid, on the one hand, fifty percent (50%) by the Company Equityholders, and on the other hand, fifty (50%) by Parent when due. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
(c)Cooperation. Parent and the Appointed Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to Company and its Subsidiaries or their operations and any pending or threatened audit, Tax Contests or assessments with respect thereto or to Taxes owed by Company. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Appointed Agent will use commercially reasonable efforts to cooperate as reasonably requested to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon Company (including, but not limited to, with respect to the Merger).
(d)Tax Contests.
(i)Parent shall notify the Appointed Agent promptly (but in any event, within ten (10) days after the receipt of such notice) upon the receipt of any notice, or becoming aware, of any audit, examination, or other legal proceeding with respect to Taxes of Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period (any such audit, examination, proceeding or similar event, a “Tax Contest”), provided however, the failure to provide notice of such Tax Contest shall not relieve the Appointed Agent or any Company Equityholders of any obligation under this Agreement except to the extent such Person is prejudiced by such failure.
(ii)The Appointed Agent shall control any such Tax Contest relating to a Pre-Closing Tax Period other than a Straddle Period (each, a “Company Tax Contest”), including the defense and settlement of such Company Tax Contest; provided, that the Appointed Agent (1) will keep Parent reasonably informed of the progress of any such Company Tax Contest and will consider in good faith any comments of Parent, (2) provide Parent with copies of all correspondence and other documents relevant to such Company Tax Contest, and (3) shall not settle such Company Tax Contest without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Reasonable, out-of-pocket expenses that are incurred by the Appointed Agent in defending any Company Tax Contest shall be borne by the Company Equityholders. In addition, Parent will have the right to participate in the defense of any such Company Tax Contest and to employ counsel (at the expense of Parent) separate from the counsel employed by the Appointed Agent for such purpose.
(iii)Parent shall control any Tax Contest other than a Company Tax Contest, including the defense and settlement of such Tax Contest; provided, that Parent (1) will keep the Appointed Agent reasonably informed of the progress of any such Tax Contest and will consider in good faith any comments of the Appointed Agent, (2) provide the Appointed Agent with copies of all correspondence and other documents relevant to such Tax Contest, and (3) shall not settle such Tax Contest without the prior written consent of the Appointed Agent (which consent shall not be unreasonably withheld, delayed, or conditioned). Reasonable, out-of-pocket expenses that are incurred by Parent or Company in defending any such Tax Contest shall be borne by Parent. In addition, the Appointed Agent will have the right to participate in the defense of any such Tax Contest and to employ counsel (at the expense of the Company Equityholders) separate from the counsel employed by Parent for such purpose.
(iv)This Section 7.2(d), instead of Section 10.3, shall control with respect to any Tax Contest (including any Company Tax Contest).
(e)Intended Tax Treatment. The Company shall make a timely election to apply Rev. Proc. 2011-29, 2011-18 IRB 746, on its income Tax Returns for the taxable period containing the Closing Date with respect any success based fees within the scope of such Revenue Procedure that are paid by the Company or any of its Subsidiaries or included in Closing Transaction Expenses. The Parties agree as follows for U.S. federal and applicable state income Tax purposes: (i) to treat the Merger as a taxable sale of the stock of the Company by the Company Equityholders to Parent; (ii) to treat any Transaction

Tax Deductions accrued or paid on or before the Closing Date as deductible in a Pre-Closing Tax Period to the fullest extent allowable by applicable Law and that no Party hereto will apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions; (iii) except as provided in clause (ii), to treat any gains, income, deductions, losses, or other items realized by the Company or any of its Subsidiaries for income Tax purposes with respect to any transaction outside the ordinary course of business of the Company or any of its Subsidiaries following the Closing on the Closing Date as occurring on the day immediately following the Closing Date and apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(iv)(B) to such items; (iv) that no election will be made by any Party under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of other applicable Law) to ratably allocate items incurred by the Company or any of its Subsidiaries for the year in which the Closing occurs; and (v) that no election under Section 336 or Section 338 of the Code shall be made with respect to the Merger. The Company Equityholders, Parent, and the Surviving Company and their respective Affiliates shall file all Tax Returns consistent with the income Tax treatment as set forth in this Section 7.2(d)(i) and shall not take any position inconsistent with the agreements in this Section 7.2(d)(i) during an audit or other proceeding with any Governmental Entity.
(f)Tax Refunds and Credits. Any refund, credit, rebate or other recovery of Taxes of the Company or any of its Subsidiaries and any interest thereon with respect to any Pre-Closing Tax Period (in the case of any Straddle Period, as determined pursuant to Section 7.2(a)(ii)) or taken into account in Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses or otherwise as a reduction in the Merger Consideration (collectively, a “Tax Refund”) shall be for the account of the Company Equityholders, and Parent shall pay over (or cause the Company or any of its Subsidiaries to pay over) such Tax Refund, net of any Taxes thereon (but specifically excluding any Taxes arising as a result of a reduction in the amount of any net operating losses arising in a Pre-Closing Tax Period that can be carried forward to a taxable period, or portion of any Straddle Period, commencing after the Closing Date) and any reasonable out-of-pocket expenses incurred by Parent in obtaining such Tax Refund within ten (10) days of the receipt thereof (or in the case of any amount credited against Taxes within ten (10) days of the date such credit against Taxes is claimed on a Tax Return) by wire transfer of immediately available funds to the Appointed Agent (for a further distribution to the Company Equityholders). If the sum of (x) the amount of Taxes paid by the Company or any of its Subsidiaries on or before the Closing in respect of a Straddle Period (whether as payments of estimated Tax or credits of prior years’ Tax refunds) or taken into account in Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses or otherwise as a reduction in the Merger Consideration, exceeds (y) the amount of Taxes relating to the portion of such Straddle Period ending on the Closing Date (as determined under Section 7.2(a)(ii)) shown on any such Tax Return, such excess shall be treated as a Tax Refund. Any proceedings relating to a Tax Refund shall be controlled by the Party entitled to control a Tax Contest with respect to a Tax for which a Tax Refund is sought in accordance with Section 7.2(d), and Parent shall, if the Appointed Agent so requests, reasonably cooperate with the Appointed Agent in filing any amended returns or claims for refunds or in taking such other steps as may be necessary for obtaining any Tax Refund.

(g)Sales Tax VDA.    At the written request of Parent, the Appointed Agent, on behalf of the Company, shall initiate voluntary disclosure proceedings with respect to (i) state sales Tax obligations in Hawaii for the 2019, 2020, 2021 and 2022 tax year(s) and/or (ii) state sales Tax obligations in New Mexico for the 2021 and 2022 tax year(s) (each, a “Sales Tax VDA”). The Appointed Agent, at the sole cost of the Company Equityholders, shall (1) control such Sales Tax VDA, (2) prior to any submission or filing of any written materials to a Governmental Entity in connection with a Sales Tax VDA, provide copies of all such materials to Parent for its review and comment and shall incorporate all reasonable comments provided by Parent, (3) keep Parent reasonably informed of all material developments that arise in connection with such Sales Tax VDA, and (4) not enter into a voluntary disclosure or similar agreement with respect to a Sales Tax VDA without the prior written consent of Parent, which such consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, any sales Taxes imposed by the applicable Governmental Entity in the Sales Tax VDA shall constitute “Indemnified Taxes”.
2.3Directors’ and Officers’ Indemnification.
(a)For six (6) years after the Effective Time, Parent shall, and shall cause Company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, all of Company’s respective past and present directors, officers and managers (in each case, in all of their capacities as such) (collectively, the “Acquired Company Indemnified Parties”), with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing. Parent agrees, for and on behalf of itself and Company, that all rights of the Acquired Company Indemnified Parties to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Governing Documents of Company as in effect on the date hereof shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Acquired Company Indemnified Parties, unless such modification is required by Law.
(b)Effective at the Closing, Parent shall cause Company to obtain a “tail” insurance policy with a claims period of six (6) years from and after the Closing from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with benefits and levels of coverage at least as favorable as Company’s existing policy with respect to matters existing, occurring or arising out of wrongful acts actually or allegedly taking place at or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby). If Company for any reason fails to obtain such “tail” insurance policy as of the Closing, for a period of six (6) years commencing immediately after the Closing Date, Company shall, and Parent shall cause Company to, maintain in effect the directors’ and officers’ liability insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in Company’s existing policy as of the Closing Date with respect to those individuals who are currently covered by Company’s existing policy (including with respect to matters existing, occurring or arising out of wrongful acts actually or allegedly taking place at or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby)); provided, however, that Company may substitute therefor policies of an insurance carrier with the same or better rating as Company’s current insurance carrier the material rights and terms of which, including coverage and amount, are at least as favorable to such individuals as the insurance coverage otherwise required under this Section 7.3(b).
2.4Post-Closing Employee Benefits and Business.
(a)Parent will, and will cause or permit its Affiliates (including Company), to provide those employees of Company who are employed immediately prior to the Closing (the “Company Employees”), for the period that begins as of the Closing and ends at the end of the calendar year in which the Closing occurs, with (i) the same (or higher) base salary or hourly wages and annual cash target incentive compensation opportunity as provided to such Company Employees immediately prior to the Closing Date and (ii) employee benefits (excluding any change in control, retention, transaction bonuses or other equity-related benefits) that are substantially comparable in the aggregate to the employee benefits (excluding any change in control, retention, transaction bonuses or other equity-related benefits) provided under the Benefit Plans for such Company Employee immediately prior to the Closing Date.
(b)Parent shall use its commercially reasonable efforts to credit the Company Employees with their period of employment with Company (and its predecessors) for eligibility, participation (including for purposes of satisfying the applicable waiting period for benefits), and vesting and benefit computation purposes in any employee benefit plan established or maintained by Parent or an Affiliate (including Company) following the Closing for which Company Employees are eligible. For purposes of a benefit plan established or maintained by Parent or an Affiliate (including Company) that is a group medical plan other than a Benefit Plan, Parent or its Affiliate shall, or shall cause such Affiliate to, use commercially reasonable efforts (including, subject to any applicable consents or approvals from third-party insurers or service providers) to waive limitations on benefits relating to any pre-existing conditions or evidence of insurability requirements under each such benefit plan that is a group medical plan in the calendar year in which the transfer to the Parent’s or Affiliate’s medical plan occurs and shall, or shall cause Affiliate to, use commercially reasonable efforts (including, subject to any applicable consents or approvals from third-party insurers or service providers) to apply toward any deductible and out of pocket requirements or limits any amounts paid by each employee of Company (and their respective eligible dependents) under a Benefit Plan that is a group medical plan in the calendar year in which the transfer to the Parent’s or Affiliate’s medical plan occurs. In no event shall the foregoing operate to result in a duplication of benefits.
(c)Nothing in this Section 7.4 shall confer any third-party beneficiary rights on any Person, or be construed or interpreted to be an amendment to any employee benefit plan that is maintained by Company, Parent or any of their respective Affiliates, or limit the right of Parent, Company or any of their Affiliates to amend, terminate or otherwise modify any Benefit Plan (to the extent consistent with the foregoing) or to terminate the employment of any employee, or   confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Parent, Company, or any of their Affiliates, or constitute or create an employment agreement with any employee.
2.5Code Section 280G Matters. Prior to the Closing, to the extent that any individual has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) in connection with the consummation of the transactions contemplated by this Agreement (each, a “Disqualified Individual”), then Company shall (a) solicit, and use reasonable efforts to obtain and deliver to Parent, prior to the initiation of the shareholder approval procedure under clause (b), a waiver, in a form reviewed and reasonably approved by Parent, from each Disqualified Individual of such Disqualified Individual’s rights to all such parachute payments applicable to such Disqualified Individual (the “Waived Parachute Payments”) so that all remaining payments or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) as soon as practicable following delivery of any such executed waivers to Parent, prepare and distribute to the applicable Company Equityholders a disclosure statement providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments that may be received by the Disqualified Individual(s) and submit to such Company Equityholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Equityholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any Waived Parachute Payments such that, if approved by the requisite Company Equityholders, such Waived Parachute Payments shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Shareholder Vote”). Prior to the Closing, if a 280G Shareholder Vote is required, Company shall deliver to Parent evidence reasonably satisfactory to Parent, that either a 280G Shareholder Vote was solicited in conformance with Section 280G of the Code to the extent that there are any Waived Parachute Payments and the requisite approval of the Company Equityholders was obtained with respect to any Waived Parachute Payments that were subject to the vote of the Company Equityholders (the “Section 280G Approval”) or that there were no Waived Parachute Payments or that the Section 280G Approval was not obtained and, as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence, such Waived Parachute Payments shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the Company Equityholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and reasonable approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, and Company shall incorporate all reasonable comments of Parent thereto. Parent shall provide Company with a description of all payments and benefits that would be paid or provided to any Disqualified Individual pursuant to any agreement or arrangement negotiated by, or entered into with, Parent or any of its Affiliates and any Disqualified Individual on or prior to the Closing Date that could be treated as “parachute payments” under Code Section 280G in connection with the transactions contemplated by this Agreement, along with the value or estimated amount of such payments and benefits (as determined in accordance with Code Section 280G) to include in the Company’s Code Section 280G analysis, with all such information to be provided by Parent as soon as reasonably practicable upon request by Company. Nothing in this Section 7.5 shall require any Disqualified Individual to execute a waiver agreement described in this Section 7.5 or shall require any specific outcome of any 280G Shareholder Vote.
6.CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATIONS

The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:
2.1Representations and Warranties. Except for any changes permitted by the terms of this Agreement or consented to in writing by Parent, each of the representations and warranties made by Company in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of Company pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date. For purposes of determining whether the representations and warranties made by Company pursuant to this Agreement (including each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of Company pursuant hereto) is true and correct at and as of the Closing Date, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information disclosed to Parent pursuant to Section 6.5 or otherwise.
2.2Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the documents described in Section 11.1.
2.3Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby.
2.4Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby described in Schedule 4.4 shall have been received, and executed counterparts thereof shall have been delivered to Parent.
2.5Regulatory Laws. All (a) applicable waiting periods under any Regulatory Law applicable to the transactions contemplated hereby shall have expired or terminated, and (b) all actions, permits and approvals by or in respect of, and all registrations and filings (including merger control filings) with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, licenses, approvals, registrations and filings (including merger control clearances) necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect, including, without limitation, the State Board of Pharmacy license and permit filings required in connection with the change of ownership of Company pursuant to this Agreement as set forth on Annex I.
2.6Material Adverse Effect. No event, occurrence, development, circumstance, effect, fact, condition, change or other matter shall have occurred after the date of this Agreement, including any event, occurrence, development, circumstance, effect, fact, condition, change or other matter that reflects an adverse change in the matters disclosed in the

Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
2.7Appraisal Rights
. Holders of no more than 10% of the outstanding shares of Company Common Stock and Company Preferred Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the NYBCL with respect to such shares of Company Common Stock or Company Preferred Stock.
2.8Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained in accordance with the NYBCL and Company’s Governing Documents.
7.CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS
The obligations of Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of Company:
2.1Representations and Warranties. Except for any changes permitted by the terms of this Agreement or consented to in writing by Appointed Agent, each of the representations and warranties made by Parent and Merger Sub in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Parent or Merger Sub pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.
2.2Compliance With Agreement. Parent and Merger Sub shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Parent or Merger Sub prior to or on the Closing Date, including the delivery of the documents described in Section 11.2.
2.3Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby.
2.4Regulatory Laws. All (a) applicable waiting periods under any Regulatory Law applicable to the transactions contemplated hereby shall have expired or terminated, and (b) all actions, permits and approvals by or in respect of, and all registrations and filings (including merger control filings) with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings (including merger control clearances) necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect; provided, however, this Section 9.4 shall not apply to the State Board of Pharmacy license and permit filings required in connection with the change of ownership of Company pursuant to this Agreement as set forth on Annex I.
8.INDEMNIFICATION
2.1By Company Equityholders. Upon the terms and subject to the conditions set forth in this Article 10, the Company Equityholders, severally and not jointly (in accordance with their Pro Rata Share), shall indemnify, defend and hold harmless Parent and its Affiliates (including, for this purpose, Company), and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Parent Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Parent Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 11.1(b) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (c) any Claim made by any Company Equityholder relating to such Person’s rights with respect to the Merger Consideration or the calculations and determinations set forth on the Consideration Schedule; (d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; (e) all Indemnified Taxes; and (f) any Transaction Expenses or Indebtedness of Company outstanding as of the Closing to the extent not paid or satisfied by Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of the Merger Consideration.
2.2By Parent. Upon the terms and subject to the conditions set forth in this Article 10, Parent shall indemnify, defend and hold harmless the Company Equityholders and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Equityholder Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Equityholder Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Parent or Merger Sub contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 11.2(c) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of Parent or Merger Sub contained in this Agreement (regardless of whether such breach is deemed “material”); and (c) any amounts payable to CapM LLC.
2.3Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):
(a)Notice and Defense. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of the Third Party Claim. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 10, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 10.3(a), the Indemnified Party shall not compromise or settle, or consent to the entry of a judgement with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party.
(b)Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.
(c)Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 10, (i) if there is a reasonable probability that any Third Party Claim may affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, and (ii) the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the any Third Party Claim, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Third Party Claim.
2.4Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person that made the Third Party Claim.
2.5Limitations on Indemnification.
(a)Time Limitation. Except as set forth in this Section 10.5, no claim or action shall be brought under Section 10.1(a) for breach of a representation or warranty (including, for the sake of clarity, Section 4.24) after the lapse of eighteen (18) months after the Closing Date (the “Indemnity Holdback Period”); provided that:
(i)There shall be no time limitation on any claim or action brought for Fraud;
(ii)Any claim or action for breach of any Fundamental Representation (other than Section 4.24) may be brought at any time until the date that is six (6) years after the Closing;
(iii)Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 4.6 and 4.18 may be brought at any time until the date that is three (3) years after the Closing;
(iv)Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period; and
(v)If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.
(b)Deductible Basket. Except with respect to any claim or action brought for (i) Fraud or (ii) breach of any Fundamental Representation (as to which, in each case, the limitation in this Section 10.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under Section 10.1(a) or Section 10.2(a), as applicable, for breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under Section 10.1(a) or Section 10.2(a), as applicable, for breaches of such representations and/or warranties (but for this Section 10.5(b)) exceeds $360,000 (the “Basket Amount”); and in such event, the Indemnified Party shall only be entitled to be indemnified for any Liability in excess of the Basket Amount.
(c)General Indemnification Cap for Breaches of General Representations. Except with respect to any claim or action brought for (i) Fraud or (ii) breach of any Fundamental Representation (as to which, in each case, the limitation in this Section 10.5(c) shall not apply), the aggregate amount of all Claims actually paid by the Company Equityholders under and pursuant to Section 10.1(a) shall not exceed $3,600,000.

(d)Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all actions required by applicable Law to mitigate any loss or damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(e)Recoupment First from Indemnity Escrow Amount. Any indemnification to which Parent is entitled under this Agreement as a result of any Claims (including pursuant to Section 10.1) shall first be made as a payment to Parent from the Indemnity Escrow Amount and, to the extent that the aggregate amount of such indemnification exceeds the Indemnity Escrow Amount, subject to the limitations set forth herein, the Company Equityholders, severally and not jointly (in accordance with their Pro Rata Share), shall be responsible therefor.
(f)Overall Indemnification Cap. Except with respect to any claim or action brought for Fraud, the Company Equityholders shall not have aggregate Liability for indemnifiable items pursuant to Section 10.1 in excess of an amount equal to the Base Purchase Price; provided however, that notwithstanding anything to the contrary set forth herein, no Company Equityholder shall have any Liability under Section 10.1 in excess of the aggregate Merger Consideration actually received by such Company Equityholder.
2.6No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder.
2.7Exclusive Remedy. Except for claims for Fraud, remedies that cannot be waived as a matter of Law and injunctive or provisional relief (collectively, the “Retained Claims”), from and after the Closing, indemnification pursuant to the provisions of this Article 10 and Section 12.2(c) shall be the sole and exclusive remedy of the Parties with respect to any and all matters arising under or relating to a breach of a representation or warranty or any covenant, agreement or other obligation contained in this Agreement or in any Ancillary Transaction Document, and the only Claims that may be asserted by any Party with respect to any such matter shall be a contract action to enforce, or to recover damages for the breach of, this Article 10, except for Retained Claims.
2.8Other.
(a)The amount of any and all indemnifiable Claims under this Article 10 shall be determined net of any amounts actually recovered by an Indemnified Party under insurance policies (net of all costs and expenses associated with the recovery thereof) with respect to such indemnifiable Claims.
(b)All indemnification payments made under this Agreement will be treated by all Parties hereto for applicable Tax purposes as adjustment to the Merger Consideration (unless otherwise required by applicable Law).
2.9Escrow Release. On the Business Day immediately following the date that is eighteen (18) months following the Closing Date, Parent and the Appointed Agent shall provide joint written instructions to the Escrow Agent to release to the Appointed Agent, on behalf of the Company Equityholders (in accordance with the Consideration Schedule), from the Escrow Account the amount, if any, equal to (x) the funds then held in the Escrow Account, less (y) the aggregate amount of all Claims asserted by the Parent against the Indemnity Escrow Amount pursuant to this Article 10 that have not been resolved. Any amounts retained pursuant to clause (y) of the preceding sentence shall continue to be held in the Escrow Account pending resolution of the applicable Claim(s) in respect of which such amounts are held.
9.CLOSING
2.1Documents to be Delivered by Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent:
(a)Escrow Agreement. The Escrow Agreement, duly executed by the Appointed Agent.
(b)Compliance Certificate. A certificate signed by an officer of Company reasonably acceptable Parent, in form and substance reasonably satisfactory to Parent, certifying, representing and warranting that (i) the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Parent), (ii) except for any changes permitted by the terms of this Agreement or consented to in writing by Parent, each of the representations and warranties made by Company in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of Company pursuant hereto, that is qualified as to materiality was true and correct in all respects when made and is true and correct in all respects at and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality was true and correct in all material respects when made and is true and correct in all material respects at and as of the Closing Date, and (iii) Company has in all material respects performed and complied with all of its respective agreements and obligations under this Agreement that were to be performed or complied with by Company prior to or on the Closing Date.
(c)Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Parent pursuant to the terms hereof, in form and substance reasonably satisfactory to Parent.
(d)Certified Charter. A copy of the charter of Company, certified by the appropriate Governmental Entity of the jurisdiction of incorporation of Company.
(e)Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of Company, certified by the secretary thereof.
(f)Certified Resolutions and Written Consent. A copy of (i) the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and (ii) the Written Consent, in each case, certified by the secretary thereof and in form and substance reasonably satisfactory to Parent.

(g)Good Standing Certificate. A Certificate of Good Standing for Company, issued by the appropriate Governmental Entity of the following jurisdictions: (i) New York; (ii) California; (iii) Virginia; and (iv) Georgia.
(h)Lien Releases. The Payoff Letters in accordance with Section 6.6.
(i)Required Consents. The written consents of the applicable counterparties to the Contracts set forth on Schedule 11.1(i), each in form and substance reasonably satisfactory to Parent.
(j)Tax Certificates. An IRS Form W-9 of the Appointed Agent and a certificate executed by a duly authorized officer of Company, dated as of the Closing Date, satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that Company is not nor has ever been at any time during the five (5)-year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a duly executed notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h).
(k)Termination of Employee Loan(s). Evidence, in form and substance reasonably satisfactory to Parent, of the repayment and termination (and release of all related Claims) of the Employee Loans.
(l)Resignations. A written resignation, effective as of the Closing Date, from each director and officer of Company, duly executed by each such director or officer.
(m)Termination of Company Option Plans. Evidence, in form and substance reasonably satisfactory to Parent, of the termination of the Company Option Plans as of the Effective Time in accordance with the terms of such Company Option Plans, such that no new awards may be granted under such Company Option Plans.
(n)Termination of Related Party Agreements. Evidence, in form and substance reasonably satisfactory to Parent, of the termination of that certain: (i) PetCareRx, Inc. Voting Agreement, dated June 19, 2017; (ii) PetCareRx, Inc. Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 19, 2017; and (iii) PetCareRx, Inc. Fourth Amended and Restated Investors’ Rights Agreement, dated June 19, 2017.
(o)Restrictive Covenant Agreements. A Restrictive Covenant Agreement, substantially in the form of Exhibit H hereto, to be entered into at the Closing by Parent and each of Jeanette Loeb, Devon George and Joseph Biondo.
(p)Other Documents. All other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement.
2.2Documents to be Delivered by Parent. At the Closing, Parent will deliver or cause to be delivered to Company:

(a)Escrow Agreement. The Escrow Agreement, duly executed by Parent and Escrow Agent.
(b)Merger Consideration. Payment of the Merger Consideration and other amounts as provided in Article III.
(c)Compliance Certificate. A certificate signed by an officer of Parent, in form and substance reasonably satisfactory to Appointed Agent, certifying, representing and warranting that (i) the conditions set forth in Sections 9.1 and 9.2 have been satisfied (except to the extent waived in writing by Appointed Agent), (ii) except for any changes permitted by the terms of this Agreement or consented to in writing by Appointed Agent, each of the representations and warranties made by Parent and Merger Sub in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Parent or Merger Sub pursuant hereto, that is qualified as to materiality was true and correct in all respects when made and is true and correct in all respects at and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality was true and correct in all material respects when made and is true and correct in all material respects at and as of the Closing Date, and (iii) Parent and Merger Sub in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that were to be performed or complied with by Parent or Merger Sub prior to or on the Closing Date.
(d)Certified Resolutions. A copy of the resolutions of the Board of Directors of Parent, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto and the consummation of the transactions contemplated hereby and thereby.
(e)Stockholder Consent. A copy of the written consent of the holder of all the shares of capital stock in Merger Sub, such consent duly and validly adopted and in full force and effect, approving this Agreement and the transactions contemplated hereby, in each case, in accordance with the Governing Documents of such entity and the NYBCL.
(f)Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement.
10.TERMINATION
2.1Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)by mutual written agreement of Parent and the Appointed Agent; or
(b)by either Parent or the Appointed Agent in the event the Closing shall not have occurred on or before May 31, 2023 (the “Drop Dead Date”), or such other date as Parent and the Appointed Agent shall agree upon in writing; or
(c)by either Parent or the Appointed Agent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of transactions contemplated hereby; or
(d)by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Order or any Law, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, license, sale or holding separate of any of Parent’s or its Affiliates’ (including Company’s) assets, businesses or properties or the execution of a consent decree or assumption of any other obligations with respect to the ongoing operations of Parent and/or its Affiliates (including Company);
provided, however, that if a Party seeking termination pursuant to Section 12.1(b) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then that Party may not terminate this Agreement pursuant to Section 12.1(b).
2.2Termination for Breach.
(a)Termination by Parent. If (i) there has been a material violation or material breach by Company of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by Parent and such material violation or material breach cannot be cured by the Drop Dead Date, or (ii) an event has occurred (other than a breach of this Agreement by Parent) such that a condition to the obligations of Parent cannot be satisfied, then Parent may, upon written notice to Appointed Agent at any time prior to the Closing during the period that such violation or breach is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).
(b)Termination by Company. If (i) there has been a material violation or material breach by Parent or Merger Sub of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by Appointed Agent and such material violation or material breach cannot be cured by the Drop Dead Date, or (ii) an event has occurred (other than a breach of this Agreement by Company) such that a condition to the obligations of Company cannot be satisfied, then Appointed Agent (acting on behalf of Company) may, upon written notice to Parent at any time prior to the Closing during the period that such violation or breach is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).
(c)Effect of Termination. Termination of this Agreement pursuant to this Section 12.2 shall not in any way affect the rights of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties or covenants of this Agreement prior to termination hereof. If Parent is the breaching party, then Parent shall indemnify Company for all Claims arising out of such breach. If Company (or the Appointed Agent) is the breaching party, then Company shall indemnify Parent and its Affiliates for all Claims arising out of such breach.
11.RESOLUTION OF DISPUTES
2.1Enforcement. This Article 13 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision contained in this Agreement.
2.2Negotiation. If there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Statements, which shall be resolved exclusively pursuant to Section 3.3) (a “Dispute”), then the Dispute, upon the written request of Parent or Appointed Agent, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has the authority to resolve the Dispute (collectively, the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. All negotiations pursuant to this Section 13.2 shall be considered confidential settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation. No arbitrator, including the Tribunal, shall have the authority to consider any such statements. If, after the thirtieth (30th) day after Parent or Appointed Agent delivered the above-described written request for deferral, either Parent or Appointed Agent believes that the Dispute cannot be resolved by the Representatives through negotiation, then such Party may submit the Dispute to arbitration under Section 13.3 by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Parent and Appointed Agent mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.
2.3Arbitration.
(a)Rules. Any Dispute submitted to arbitration under this Section 13.3 shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof, or such other alternative dispute rules upon which Parent and Appointed Agent mutually agree in writing (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Article 13. Service of any matters in reference to such arbitration shall be given in the manner described in Section 14.10. All proceedings related to such arbitration shall be held in New York City, unless the Parties otherwise agree in writing.
(b)Arbitrators. The arbitration proceedings shall be conducted by a panel of three (3) independent arbitrators (the “Tribunal”), each of whom shall be experienced in mergers and acquisitions transactions. If the Parties cannot agree upon the identity of the arbitrators within ten (10) Business Days after the date on which a request for arbitration is filed with the ADR Firm, then any remaining arbitrators shall selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 13.3, then the ADR Firm shall determine whether such criteria are met.

(c)Procedures; No Appeal. The Tribunal shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The Tribunal shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Tribunal shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.
(d)Authority. The Tribunal shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.
(e)Entry of Judgment. Judgment upon the decision and award rendered by the Tribunal may be entered in the courts described in Section 14.6. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Tribunal.
(f)Confidentiality. All proceedings under this Section 13.3, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the Tribunal.
2.4Continued Performance. The fact that the dispute resolution procedures specified in this Article 13 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith.
2.5Tolling. All applicable periods of limitation shall be tolled while the procedures specified in this Article 13 are pending. The Parties shall take such action, if any, required to effect such tolling. Without limitation, no statements made by any Party or its representatives during any arbitration conducted pursuant to this Article 13 may be used for any purpose in any subsequent proceeding.
2.6Other Proceedings. Notwithstanding anything to the contrary in this Article 13:
(a)Equitable Relief. Parent may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 14.12. Such an application shall not be deemed a waiver of the right to compel negotiation or arbitration pursuant to this Article 13.
(b)Necessary Parties. No Party shall be required to submit to arbitration hereunder unless all persons or entities who are not Parties, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the Parties. Notwithstanding the foregoing, the Parties agree that Escrow Agent is not a necessary party to, and shall not be joined in or made a party to, any arbitration or other proceeding commenced by any Party in respect of a Dispute.

(c)Exclusivity; Significant Claims. Except as otherwise expressly set forth in a written agreement between Parent and Appointed Agent, this Article 13 sets forth the exclusive method of resolving any Dispute; provided, however, that this Article 13 shall not apply with respect to any Dispute where a reasonable, good faith estimate of the amount in controversy, excluding attorneys’ fees and expenses and punitive damages, exceeds $1,000,000.
12.MISCELLANEOUS
2.1Appointed Agent.
(a)Designation. The Appointed Agent is hereby authorized to serve as the representative, agent and attorney-in-fact of each Company Equityholder (other than the holders of any Dissenting Shares) with respect to the matters expressly set forth in this Agreement to be performed by the Appointed Agent.
(b)Authority. Each Company Equityholder, by his, her or its (i) acceptance of any portion of the Merger Consideration, (ii) execution and delivery of his, her or its Letter of Transmittal pursuant to the terms of this Agreement or (iii) approval of this Agreement and the Merger by voting in favor of, or consenting to, the transactions contemplated hereby, irrevocably appoints the Appointed Agent as the representative, agent, proxy and attorney-in-fact for such Company Equityholder for all purposes of this Agreement, the Escrow Agreement and any agreements ancillary hereto, including the full power and authority on such Company Equityholder’s behalf (A) to consummate the transactions contemplated herein, (B) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (C) to cause the Payments Administrator and Company to distribute any funds payable by Parent hereunder which are for the account of the Company Equityholders (if any), (D) to deduct and/or hold back any funds which may be payable to any Company Equityholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Equityholder hereunder, (E) to instruct the Escrow Agent to release any amounts held in the Escrow Account as permitted by this Agreement or the Escrow Agreement, (F) to execute and deliver on behalf of such Company Equityholder any amendment to the terms hereof, (G) to take all other actions to be taken by or on behalf of such Company Equityholder in connection herewith, (H) to retain funds for reasonably anticipated expenses and liabilities, and (I) to do each and every act and exercise any and all rights which such Company Equityholder or the Company Equityholders collectively are permitted or required to do or exercise in connection with this Agreement, the Escrow Agreement and any agreements ancillary hereto. The Appointed Agent shall act for the Company Equityholders on all of the matters set forth in this Agreement, the Payments Agreement and the Escrow Agreement in the manner the Appointed Agent believes to be in the best interest of the Company Equityholders. All decisions and actions by the Appointed Agent made in accordance with the authority granted to it hereunder shall be binding upon all of the Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Each Company Equityholder that receives any Merger Consideration hereunder further agrees that he, she or it shall promptly reimburse the Appointed Agent for his, her or its

Allocable Portion of any payment obligations, fees or expenses incurred by the Appointed Agent in exercising its authority hereunder and taking any actions pursuant to the terms and conditions of this Agreement or the other agreements contemplated hereby; provided that the Appointed Agent shall first make payment of such fees and expenses from the Agent Holdback Amount. The Agent Holdback Amount shall be retained by the Appointed Agent for such time as the Appointed Agent shall determine in its sole discretion.
(c)Agent Holdback Amount. Upon the Closing, Parent will wire the Agent Holdback Amount to the Appointed Agent, which will be used for the purposes of paying directly, or reimbursing the Appointed Agent for, any third-party expenses pursuant to this Agreement. The Company Equityholders will not receive any interest or earnings on the Agent Holdback Amount and irrevocably transfer and assign to the Appointed Agent any ownership right that they may otherwise have had in any such interest or earnings. The Appointed Agent will not be liable for any loss of principal of the Agent Holdback Amount other than as a result of its gross negligence or willful misconduct. The Appointed Agent will hold these funds separate from the Appointed Agent’s other funds and will not use these funds for any other purposes. To the extent amounts placed into the Agent Holdback Amount are not used, or in the reasonable judgment of the Appointed Agent are not expected to be used, to pay fees and expenses incurred in connection with the transactions contemplated hereby, including costs associated with any indemnification claims, the Appointed Agent shall pay (i) a portion of such amount to the Payments Administrator, for the benefit of, and distribution to, the Company Equityholders and (ii) a portion of such amount to the Surviving Company, for the benefit of, and distribution to, the Company Optionholders, in accordance with their respective Allocable Portions as set forth in the Consideration Schedule (as may be updated pursuant to Section 3.3(c) or otherwise by the Appointed Agent in accordance with the Governing Documents of Company). The Agent Holdback Amount shall be treated for income tax purposes as received by the Company Equityholders at Closing in accordance with the Consideration Schedule.
(d)Replacement. The Appointed Agent may resign at any time. In the event that the Appointed Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Equityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held, directly or indirectly, a majority of the voting power represented by the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Closing shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Appointed Agent for all purposes of this Agreement.
(e)Exculpation; Waiver.
(i)The Appointed Agent will incur no liability of any kind with respect to any action or omission by the Appointed Agent in connection with the Appointed Agent’s services pursuant to this Agreement and any agreements ancillary hereto while acting in good faith, except in the event of liability primarily resulting from the Appointed Agent’s fraud, gross negligence or willful misconduct. The Appointed Agent shall not be liable for any action or omission pursuant to the advice of counsel. For the avoidance of doubt, Parent and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Appointed Agent, and none of Parent or its Affiliates shall have any liability to any Person, including any Company Equityholder, for any acts or omissions of the Appointed Agent or any actions or omissions taken or not taken by any other Persons at the direction of the Appointed Agent.
(ii)The Company Equityholders will indemnify, defend and hold harmless the Appointed Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Appointed Agent Losses”) arising out of or in connection with the Appointed Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Appointed Agent Loss is suffered or incurred; provided, that in the event that any such Appointed Agent Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Appointed Agent, the Appointed Agent will reimburse the Company Equityholders the amount of such indemnified Appointed Agent Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Appointed Agent by the Company Equityholders, any such Appointed Agent Losses may be recovered by the Appointed Agent from the Agent Holdback Amount; provided, that while this section allows the Appointed Agent to be paid from the aforementioned source of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Appointed Agent Losses as they are suffered or incurred, nor does it prevent the Appointed Agent from seeking any remedies available to it at law or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Appointed Agent or the termination of this Agreement.
(f)Irrevocability; Successors. The provisions of this Section 14.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 14.1 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of the Company Equityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.
2.2Disclosure Schedule. Company has prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Parent on the date hereof. The inclusion of any information on the Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the applicable Party. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The disclosure of an item in one section of a Disclosure

Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.
2.3Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance (not less than one (1) Business Day) of such issuance. Notwithstanding the foregoing, the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.
2.4Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Parent and the Appointed Agent, and any attempted assignment without such consent shall be void and without legal effect.
2.5Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing contained in this Agreement shall be deemed to confer upon any person any right relating in any way to employment or terms of employment with Company, Parent or any of their respective Affiliates.
2.6Law Governing Agreement; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 13, each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the United States Federal Courts located in Wilmington, Delaware, and each Party consents to personal and subject matter jurisdiction and venue in such court and waive and relinquish all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.
2.7Severability. If the Tribunal or any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

2.8Amendment and Modification. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Parent and the Appointed Agent; provided, however, that Parent may, in its discretion, require the execution of any such amendment, modification or supplement by Company.
2.9Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence or as otherwise expressly set forth herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
2.10Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by electronic transmission (with confirmation of delivery, which may be electronic) or sent by a nationally recognized private overnight courier service as follows:
(i)If to Company (Prior to the Closing) or Appointed Agent, to:
Jeanette Loeb, c/o Aaron Goldberg
Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York 10019
Attention: Aaron N. Goldberg
Email:    Aaron.Goldberg@hklaw.com

(with a copy to, which copy shall not constitute notice)
Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York 10019
Attention: Aaron N. Goldberg
Email:    Aaron.Goldberg@hklaw.com
(ii)If to Parent or Merger Sub, to:
PetMed Express, Inc.
420 South Congress Avenue
Delray Beach, Florida 33445
Attention: Christine Chambers, Chief Financial Officer
Email: cchambers@petmeds.com
(with a copy to, which copy shall not constitute notice)
Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602

Attention: Curt Creely
Email: ccreely@foley.com
or to such other Person or address as a Party shall have specified by notice in writing to the other Party. If personally delivered or sent by overnight courier, then such communication shall be deemed delivered on the date of actual receipt. If sent by electronic transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 6:00 p.m. at the place of receipt on a Business Day, the first Business Day after transmission.
2.11Expenses. Except as otherwise expressly provided in this Agreement, each of Parent, Merger Sub, Company and the Appointed Agent will bear its own costs and expenses (including legal fees, costs and expenses of investment bankers, advisors, accountants, brokers or other representatives and consultants) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (a) Parent, on the one hand, and the Appointed Agent, on behalf of the Company Equityholders, on the other hand, shall each be responsible for 50% of the cost of the “tail” insurance policy contemplated by Section 7.3(b) and (b) in the event the Merger is consummated, the costs and expenses (including legal fees and expenses) of Company and the Appointed Agent incurred on behalf of the Company Equityholders in connection with this Agreement and the transactions contemplated hereby prior to Closing will constitute part of the Transaction Expenses.
2.12Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Parties, at any time, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at Law or in equity, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond or other form of security, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. In the event that any Claim should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy under applicable Law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
2.13Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (d) the term “Knowledge” when used in the phrases “to Company’s Knowledge” or “Company has no Knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of any of the following persons, after reasonable inquiry and investigation: (a) any director of Company; and (b) any individual set forth in Exhibit I. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections,

Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
2.14Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter (including the Letter of Intent, dated September __, 2022, as amended), among the Parties and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.
2.15Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
2.16Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
2.17No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
2.18No Recourse. Except as otherwise expressly provided herein, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as Parties and, no other Person shall have any liability for any Liabilities of the Parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Except as otherwise expressly provided herein, no Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance, and each Party waives and releases all such Liabilities against any such Non-Party Affiliates. Notwithstanding anything to the contrary, this Section 14.18 shall not waive any of Parent’s or Company’s rights in enforcing the obligations in the Ancillary Transaction Documents, including, but not limited to, the Letters of Transmittal, but solely against the applicable parties thereto.

[The next page is the signature page]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first written above.
PARENT:
PETMED EXPRESS, INC.
By: /s/ Matt Hulett
Name: Matthew N. Hulett
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first written above.
MERGER SUB:
HARRY MERGER SUB, INC.
By: /s/ Christine Chambers
Name: Christine Chambers
Title: Authorized Person
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first written above.
COMPANY:
PETCARERX, INC.
By: /s/ Jeanette Loeb
Name: Jeanette Loeb
Title: CEO
APPOINTED AGENT
/s/ Jeanette Loeb
Name: Jeanette Loeb
[Signature Page to Merger Agreement]

Annex I
State Board of Pharmacy License and Permit Filings

Exhibit A-1
Accounting Principles
1.Capitalized terms used but not defined in this Exhibit A-1 (the “Accounting Principles”) shall have the meanings ascribed to such terms in the Agreement.
2.The Accounting Principles means the policies and procedures in the following order of priority:
(a)The specific accounting principles, policies, treatments, categorizations and practices set out in the Specific Accounting Methodologies below (“Specific Accounting Methodologies”); and
(b)to the extent not covered by (i) above, in accordance with GAAP, and to the extent consistent with GAAP, the accounting principles, methods and practices as adopted by Company as reflected in the Financial Statements.
For the avoidance of doubt, in the event of a conflict, clause 2(a) will have priority over clause 2(b).
Specific Accounting Methodologies
1.The Estimated Statements, Estimated Closing Working Capital, Estimated Closing Cash on Hand, Estimated Closing Indebtedness, Estimated Closing Transaction Expenses, the Statements, the Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses shall each (i) be calculated on the basis that Company is a going concern and shall not include any change in assets or liabilities as a result of the purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the contemplated transaction, (ii) exclude the impact of any payments or contributions made by Parent or any of its Affiliates on the Closing Date, and (iii) exclude the effect of any change of Law or GAAP occurring on or after the Effective Time. The provisions of this Exhibit A-1 shall be interpreted to avoid double counting (whether positive or negative) of any item to be included in the Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses.
2.The calculation of Closing Working Capital will take into account only Current Assets and Current Liabilities of the type and kind (i.e., only those line items) and adjustments reflected in the Working Capital Schedule, and shall exclude any items specifically excluded from the calculation of Closing Working Capital in the Working Capital Schedule.
3.For purposes of calculating Closing Working Capital, there shall be no change in the classification (i) to a current account of any asset or liability that has not previously been characterized as a current account on the Recent Balance Sheet, or (ii) to a long-term account of any asset or liability that has not previously been characterized as a long-term account on the Recent Balance Sheet, in each case, other than any such change resulting solely from the passage of time between the date of the Recent Balance Sheet and the Effective Time.
4.Subject to any other Specific Accounting Methodologies, no new categories, classifications, or types of accrued liabilities, employee-related liabilities, or other types of current liabilities will be included in Closing Working Capital that were not included in the Working Capital Schedule, unless a new liability is required to be recorded in accordance with GAAP or such liability was required during the historical period and omitted from the Working Capital Schedule.
2

Exhibit A-2
Working Capital Schedule

Exhibit B
Form of Payments Agreement

Exhibit C
Form of Certificate of Merger

CERTIFICATE OF MERGER OF
HARRY MERGER SUB, INC.
AND PETCARERX, INC.
INTO PETCARERX, INC.

Under Section 904 of the Business Corporation Law
Pursuant to Section 904 of the New York Business Corporation Law (the “NYBCL”), each of the undersigned hereby certify on behalf of the constituent corporations named herein, as follows:
1.    The name of each constituent corporation is as follows:
(a)    Harry Merger Sub, Inc., a New York corporation; and
(b)    PetCareRx, Inc., a New York corporation. The name under which PetCareRx, Inc. was originally formed was S&B Marketing Corp.
2.    The name of the surviving corporation is PetCareRx, Inc., a New York corporation (the “Surviving Corporation”).
3.    The designation, number, and voting rights of each outstanding class and series of shares for each of the constituent corporations is as follows:
    Harry Merger Sub, Inc.

Designation of each outstanding class and series of shares	Number of outstanding shares	Class and series of shares entitled to vote	Class and series of shares entitled to vote as a class
Common Stock	100	Common Stock	Common Stock

    PetCareRx, Inc.

Designation of each outstanding class and series of shares	Number of outstanding shares	Class and series of shares entitled to vote	Class and series of shares entitled to vote as a class
Class A Common Stock	188,575,644	Class A Common Stock	Class A Common Stock
Class B Common Stock	0	Class B Common Stock	Class B Common Stock
Series A 2017 Convertible Preferred Stock	6,227,500	Series A 2017 Convertible Preferred Stock	Series A 2017 Convertible Preferred Stock
4.    The certificate of incorporation of Harry Merger Sub, Inc. was filed by the Department of State of the State of New York (the “Department of State”) on December 19, 2022.
5.    The certificate of incorporation of the Surviving Corporation was filed by the Department of State on October 29, 1998.
6.    The merger was authorized with respect to Harry Merger Sub, Inc. in the following manner:
An Agreement and Plan of Merger was adopted by the board of directors of Harry Merger Sub, Inc. by written consent on January [•], 2023, by the unanimous vote of the board of directors. The board submitted the plan of merger to a vote of shareholders. The plan was adopted by written consent of the shareholders by a unanimous vote of the holders of all outstanding shares entitled to vote thereon.
6

7.    The merger was authorized with respect to the Surviving Corporation in the following manner:
An Agreement and Plan of Merger was adopted by the board of directors of the Surviving Corporation by written consent on January [•], 2023, by the unanimous vote of the board of directors. The board submitted the plan of merger to a vote of shareholders. The plan was adopted by written consent of the shareholders by vote of the holders of a majority of all outstanding shares entitled to vote thereon.
8.     The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the effective date of the merger, shall be the certificate of incorporation of the Surviving Corporation upon the effective date of the merger, without any amendments or changes.
9.     The effective date of the merger is the date that this certificate of merger is filed by the New York State Department of State (the “Effective Time”).
* * * * *
7

IN WITNESS WHEREOF, the undersigned have executed and signed this certificate this _____ day of _____________, 2023.

HARRY MERGER SUB, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

PETCARERX, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

[Signature Page to Certificate of Merger]

CERTIFICATE OF MERGER OF
HARRY MERGER SUB, INC.
AND PETCARERX, INC.
INTO PETCARERX, INC.

Under Section 904 of the Business Corporation Law

Department of State Identification Number: __________________
Filer's Name and Mailing Address:

______________________________________________ Name
______________________________________________ Company, if Applicable
______________________________________________ Mailing Address
______________________________________________ City, State, and Zip Code

Exhibit D
Form of A&R Certificate of Incorporation

Exhibit E
Form of Escrow Agreement

Exhibit F
Form of Letter of Transmittal

Exhibit G
Form of Option Cancellation Agreement

Exhibit H
Form of Restrictive Covenant Agreement

Exhibit I
Company Knowledge